Exhibit 6.13

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 4, 2018,

among

GROUNDFLOOR HOLDINGS GA LLC

as the Borrower

and

ACM ALAMOSA DA LLC

as Lender

i

3.18	Accuracy of Information, etc.	20

3.19	Security Documents	20

3.20	Solvency	20

3.21	Insurance	20

3.22	Underlying Loans	20

3.23	Capitalization	21

SECTION 4	CONDITIONS PRECEDENT	21

4.1	Conditions to Closing	21

4.2	Conditions to Each Revolving Loan	23

SECTION 5	AFFIRMATIVE COVENANTS	24

5.1	Financial Statements	24

5.2	Certificates; Reports; Other Information	24

5.3	Underlying Loans	25

5.4	Payment of Obligations	25

5.5	Maintenance of Existence; Compliance with Requirements of Law	26

5.6	Maintenance of Property; Insurance	26

5.7	Inspection of Property; Books and Records; Discussions	26

5.8	Notices	26

5.9	Environmental Laws	27

5.10	Audits; Underlying Loan Reviews	27

5.11	Further Assurances	28

5.12	Use of Proceeds	28

5.13	Taxes	28

SECTION 6	NEGATIVE COVENANTS	28

6.1	Revolving Loan to After Repaired Value Ratio	28

6.2	Indebtedness	28

6.3	Liens	29

6.4	Fundamental Changes	29

6.5	Disposition of Property	29

6.6	Restricted Payments	29

6.7	Underlying Loans	29

6.8	Investments	29

6.9	ERISA	30

6.10	Transactions with Affiliates	30

6.11	Sale Leaseback Transactions	30

6.12	Accounting Changes	30

6.13	Negative Pledge Clauses	30

6.14	Lines of Business	30

6.15	Amendments to Organizational Agreements and Material Contracts	30

6.16	Use of Proceeds	31

SECTION 7	EVENTS OF DEFAULT	31

7.1	Events of Default	31

7.2	Remedies Upon Event of Default	32

7.3	Application of Funds	34

SECTION 8	MISCELLANEOUS	34

8.1	Amendments and Waivers	34

8.2	Notices	34

8.3	No Waiver; Cumulative Remedies	35

8.4	Survival of Representations and Warranties	35

8.5	Expenses; Indemnity; Damage Waiver	36

8.6	Successors and Assigns	37

8.7	Interest Rate Limitation	37

8.8	Counterparts	37

8.9	Severability	37

8.10	Integration	37

8.11	GOVERNING LAW	38

8.12	Submission to Jurisdiction; Waivers	38

8.13	Acknowledgements	38

8.14	Treatment of Certain Information; Confidentiality	39

8.15	Patriot Act	39

8.16	Setoff	40

SCHEDULES

Schedule 3.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 3.5:	Requirements of Law
Schedule 3.8:	Real Property
Schedule 3.12:	Separateness Covenants
Schedule 6.3(b):	Existing Indebtedness
Schedule 6.4(d):	Existing Liens

EXHIBITS

Exhibit A:	Form of Compliance Certificate
Exhibit B-1:	Eligibility Requirements
Exhibit B-2:	Underwriting Standards
Exhibit C:	[Reserved]
Exhibit D:	Form of Notice of Borrowing
Exhibit E:	Form of Payment Notice
Exhibit F:	Form of Revolving Loan to After Repaired Value Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 4, 2018, is entered into by and among GROUNDFLOOR HOLDINGS GA LLC, a Georgia limited liability company (“Borrower”) and ACM ALAMOSA DA LLC, a Delaware limited liability company (as assignee of Revolver Capital, LLC, a Texas limited liability company) (“Lender”).

RECITALS

WHEREAS, Borrower and Revolver Capital, LLC are party to that certain Credit Agreement dated as of November 2, 2016, as amended by that certain First Amendment to Credit Agreement dated as of November 14, 2016, that certain Second Amendment to Credit Agreement dated as of February 22, 2017 and that certain Third Amendment to Credit Agreement dated as of April 7, 2017, and as assigned to ACM Alamosa DA LLC by that certain Assignment and Assumption Agreement of even date herewith (collectively, and as may have been amended, restated or otherwise modified from time to time, the “Original Credit Agreement”) and Borrower and Lender have agreed to amend and restate the Original Credit Agreement in its entirety;

WHEREAS, Borrower is a special purpose entity, wholly owned by Parent (as defined herein), and created for the purpose of originating, funding, maintaining and servicing Underlying Loans (as defined herein);

WHEREAS, Borrower desires to obtain financing to bridge the funding of Underlying Loans pending SEC Loan Approval (as defined herein); and

WHEREAS, Lender has agreed to extend a revolving credit facility to Borrower, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $4,500,000 (as may be increased pursuant to the terms of this Agreement);

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1            Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Additional Interest”: as defined in Section 2.4(b).

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement”: as defined in the preamble hereto.

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by Borrower in a Notice of Borrowing as a date on which the Borrower requests Lender to make a Revolving Loan hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required by law to close.

“Change of Control”: (a) the holders of the Equity Interests in Parent on the Closing Date shall cease to have the power to vote or direct the voting of securities having at least 50.1% of the ordinary voting power for the election of directors of Parent (determined on a fully diluted basis); (b) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of 20% or more of the ordinary voting power of Parent (determined on a fully diluted basis); or (c) Parent ceases to hold 100% of the issued and outstanding Equity Interests in Borrower.

“Closing Date”: April 4, 2018.

“Code”: the Internal Revenue Code of 1986, as amended from time to time. “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created in favor of Lender by any Loan Document.

“Commitment”: the obligation of Lender to make Revolving Loans in an aggregate principal amount not to exceed $4,500,000, as the same may be increased from time to time pursuant to Section 2.8 hereof.

“Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of each Loan Party substantially in the form of Exhibit A.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: each deposit account control agreements entered into by Borrower, Lender and each depository institution holding a deposit account of Borrower, as may be amended from time to time.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.4(c).

“Dollars” and “$”: dollars in lawful currency of the United States. “Early Termination Date”: as defined in Section 2.1(d).

“Early Termination Notice”: as defined in Section 2.1(d).

“Effective Tax Rate”: the highest effective combined federal, state and local income Tax rate that applies to an individual or corporate member of Borrower, as applicable, taking into account the character (e.g., long-term or short-term capital gain or ordinary or tax-exempt) of the applicable income and the deductibility of state and local income Taxes for U.S. federal income Tax purposes for that year that the board of directors or managers of Borrower making the Permitted Tax Distributions determines in good faith is appropriate.

“Eligibility Requirements”: as set forth on Exhibit B-2 hereto.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Interests”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder, in each case, as amended from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is treated as a single employer with such Person under Section 414 of the Code or Section 4001 of ERISA.

“Event of Default”: any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Exempt Underlying Loan”:subject to Section  5.3(c), a loan which would be an Underlying Loan but for the fact that is it is eligible for but has not yet undergone an Underlying Loan Transfer.

“Extended Maturity Date”: as defined in Section 2.7.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guaranty Agreement”: that certain Guaranty Agreement dated as of the Closing Date by and between Parent and Lender, as may be amended from time to time.

“Incremental Commitment”: as defined in Section 2.8(a).

“Incremental Commitment Closing Date”: as defined in Section 2.8(a).

“Incremental Commitment Request”: as defined in Section 2.8(a).

“Indebtedness”: collectively (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on the property (including accounts and contract rights) owned by the applicable Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) the net obligations in respect of swap agreements and including, without limitation obligations described in the foregoing clauses (a) through (i) of any other entity to the extent the subject Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such obligations expressly provide that such Person is not liable therefor.

“Indemnitee”: is defined in Section 8.5(b).

“Interest Floor Amount”: as of any Interest Payment Date, an amount equal to the aggregate per diem interest which would have been payable for the immediately preceding calendar month calculated assuming: (i) an interest rate equal to the Interest Rate and (ii) outstanding principal of on each such day equal to fifty percent (50%) of the Commitment as of 11:59 P.M. New York, New York time on such day. Notwithstanding anything set forth in this Agreement to the contrary, the Interest Floor Amount shall be treated as interest for all purposes.

“Interest Payment Amount”: as of each Interest Payment Date, an amount equal to the greater of (i) the Pass Through Interest Amount and (ii) commencing on December 1, 2016, the Interest Floor Amount for such Interest Payment Date; plus (b) all accrued and unpaid Additional Interest.

“Interest Payment Date”: the first day of each calendar month.

“Interest Rate”: the greater of (a) ten percent (10%) per annum and (b) the weighted average Underlying Loan Rate with respect to all Underlying Loans.

“Investments”: as defined in Section 6.8.

“Investor Proceeds”: the proceeds of investments made by non-accredited investors constituting the purchase price for such investor’s interest in Underlying Loans.

“IRS”: the Internal Revenue Service, or any successor thereto.

“Lender”: as defined in the preamble hereto.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Guaranty, each Compliance Certificate, each Revolving Loan to After Repaired Value Certificate, each Notice of Borrowing, each Payment Notice and any other document or instrument evidencing, securing or otherwise governing the Obligations and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Party”: Borrower, Parent and any of their respective Affiliates that become party to a Loan Document.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on (i) the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial) of Borrower, individually, or Parent and its Subsidiaries, taken as a whole; (ii) the perfection or priority of any Lien granted to Lender under any of the Loan Documents or (iii) the value, validity, enforceability or collectability of the Underlying Loans or Collateral (taken as a whole); (b) a material impairment of the rights and remedies of Lender under any Loan Document, or of the ability of Borrower or any Loan Party to perform its respective Obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date”: the earlier to occur of (a) November 2, 2018 or, if extended pursuant to Section 2.7, the then applicable Extended Maturity Date or (b) the Early Termination Date.

“Maximum Draw Amount” one hundred percent (100%) of the principal amount of each Underlying Loan or portion thereof to be funded with the proceeds of such Revolving Loan.

“Non-Compliant Underlying Loan”: an Underlying Loan which Lender determines in its sole discretion (whether as a result of an Underlying Loan Review or otherwise) does not comply with the Eligibility Requirements and Underwriting Standards in all respects.

“Note”: that certain promissory note made by Borrower in favor of Lender on the Closing Date, as may be amended, extended or otherwise modified from time to time.

“Notice of Borrowing”: means a notice substantially in the form of Exhibit D.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities of any Loan Party to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to Lender that are required to be paid by any Loan Party pursuant to any Loan Document) or otherwise.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Closing Date”: November 2, 2016.

“Parent” means Groundfloor Finance Inc., a Georgia corporation

“Pass Through Interest Amount”: with respect to any period of determination, an amount equal to all interest received by Borrower with respect to Underlying Loans for the subject period; provided, however, that in no event shall the Pass Through Interest Amount be deemed to be less than the greater of (a) all accrued and unpaid interest with respect to the Obligations, calculated using a per annum interest rate equal to the Interest Rate; or (b) the amount of interest which would be payable on all of the Underlying Loans during the subject period assuming such Underlying Loans have been outstanding for the greater of (i) ten (10) days and (ii) the actual number of days outstanding.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Payment Notice”: means a notice substantially in the form of Exhibit E.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto. “Permitted Liens”: Liens permitted by Section 6.3.

“Permitted Tax Distributions”: for so long as Borrower is treated as a partnership or other “pass-through” entity for U.S. federal income Tax purposes, aggregate cash distributions by Borrower to its direct or indirect members in amounts sufficient to allow such members to pay their estimated and final federal, state and local income Tax liabilities, based on the Effective Tax Rate, deemed to arise from the taxable income of the Person making such distribution (such taxable income calculated taking into account any additional deductions or losses available to a member as a result of any basis adjustment pursuant to Section 743 of the Code and taking into account losses, if any, of the distributing Person from prior periods which are permitted to be applied by the members to offset income in the current period, such losses to be applied on a member-by-member basis so that the excess losses of one member shall not be netted hereunder against the taxable income of another member) without regard to the amount of the members’ actual federal, state and local income Tax liabilities. Such distributions may be made not more frequently than quarterly with respect to each period for which an installment of estimated Tax would be required to be paid by the members of the Person making such distribution (and then, not more than thirty (30) days prior to the due date of the Taxes which are the subject of such distribution), except that an additional final distribution may be made after the final taxable income of Borrower for any fiscal year has been determined in an amount equal to the excess of the income Tax liability of the members of Borrower as computed herein with respect to the immediately preceding taxable year over the aggregate amount of any prior Permitted Tax Distributions made to the members with respect to such taxable year; provided, the maximum aggregate amount of Permitted Tax Distributions for any such period made to each member shall not exceed the product of (a) the taxable income of the Person making such distribution (calculated as described above) allocable to such member (taking into account any additional deductions or losses available to the members as a result of any basis adjustment pursuant to Section 743 and taking into account losses, if any, of the distributing Person from prior periods which are permitted to be applied by such member to offset income in the current period) for such period, multiplied by (b) the Effective Tax Rate for such member.

“Person”: any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” is an employee pension benefit plan which is covered by Title I of ERISA or subject to Section 4975 of the Internal Revenue Code.

“Pledge Agreement”: that certain Amended and Restated Pledge and Security Agreement dated as of the Closing Date by and between Parent and Lender, as may be amended from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulatory Trigger Event” shall mean (x) the commencement by any Governmental Authority of any formal inquiry or investigation, legal action or proceeding, against (i) any of Borrower, Parent or any of their respective Affiliates challenging its authority to originate, hold, own, service, collect, pledge or enforce any Underlying Loan or Exempt Underlying Loan, or otherwise alleging any non-compliance by any of Borrower, Parent or any of their respective Affiliates with any Requirement of Law related to originating, holding, collecting, pledging, servicing or enforcing such Underlying Loan or Exempt Underlying Loan or otherwise related to such Underlying Loan or Exempt Underlying Loan; or (ii) any of Borrower, Parent or any of their respective Affiliates relating to the operation of its business, which inquiry, investigation, legal action or proceeding (a “Level One Regulatory Trigger Event”) or (y) the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any of Borrower, Parent or any of their respective Affiliates related in any way to the originating, holding, pledging, collecting, servicing or enforcing of any Underlying Loan or Exempt Underlying Loan or rendering the Purchase and Sale Agreement unenforceable (a “Level Two Regulatory Trigger Event”); provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding as determined by Lender in its sole discretion and confirmed by written notice from Lender (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Trigger Event for such Governmental Authority shall cease to exist immediately upon such determination by Lender.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the members, partners, directors, officers, trustees, managers, representatives, attorneys, equity owners, professional consultants, portfolio management services, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Repayment Date”: with respect to any Revolving Loan, the earliest to occur of (a) both (i) receipt of SEC Approval for the Underlying Loan funded with such Revolving Loan; and (ii) receipt by Borrower of Investor Proceeds with respect to such Underlying Loan representing one hundred percent (100%) of the purchase price for such Underlying Loan; (b) the Repayment Deadline for such Revolving Loan and (c) the fifth (5th) Business Day following the funding of such Revolving Loan to the extent the Underlying Loan(s) to be funded therewith have not closed and funded.

“Repayment Deadline”: (a) if the SEC Shelf Approval has not been obtained, the thirtieth (30th) day following the Borrowing Date of such Revolving Loan or (b) if the SEC Shelf Approval has been obtained, the twenty-first (21st) day following the Borrowing Date of such Revolving Loan

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of an applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller, comptroller or managing director of the applicable Loan Party.

“Restricted Payments”: as defined in Section 6.6.

“Revolving Loan(s)”: as defined in Section 2.1(a).

“Revolving Loan to After Repaired Value Certificate”: a certificate substantially in the form of Exhibit F attached hereto.

“Revolving Loan to After Repaired Value Ratio”: at any time, the ratio of (a) Total Credit Exposure to (b) the outstanding principal amount of all Underlying Loans which do not constitute Non-Compliant Underlying Loans.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“SEC Approval”: with respect to each Underlying Loan, all approvals or consents Parent and/or Borrower are required to obtain from the SEC prior to offering such Underlying Loan to its non-accredited investors and using Investor Proceeds in connection with such Underlying Loan.

“SEC Shelf Approval”: all approvals and consents Parent and/or Borrower are required to obtain to allow Parent and/or Borrower to offer Underlying Loans to its non-accredited investors and to use Investor Proceeds in connection with Underlying Loans without obtaining SEC Approval for each individual Underlying Loan.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Agreement”: that certain Amended and Restated Security Agreement of even date herewith by and between Borrower and Lender of even date herewith, as may be amended from time to time.

“Security Documents”: the collective reference to the Security Agreement, the Pledge Agreement, any Control Agreement, and all other security documents hereafter delivered to Lender granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, and all financing statements, fixtures filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: the earliest to occur of (a) the Maturity Date; (b) the date on which the Commitment is reduced to zero pursuant to Section 2.1(d) or (c) the date on which Lender terminates the Commitments pursuant to Section 7.2.

“Total Credit Exposure”: at any time, the aggregate principal amount of all Revolving Loans outstanding at such time.

“Underlying Loan”: a whole commercial loan originated, funded and owned by Borrower in the ordinary course of its business which shall be secured by residential properties containing not more than four (4) residential units (a) which has been submitted by Borrower to the SEC for SEC Approval for which such SEC Approval has not been obtained; and (b) which has not been fully purchased using Investor Proceeds; provided however, that Exempt Underlying Loans shall not constitute Underlying Loans.

“Underlying Loan Obligors” means, with respect to an Underlying Loan, any borrower or guarantor thereof, together with any other Person that is directly or indirectly liable for the payment and/or performance thereof.

“Underlying Loan Diligence” means, collectively, Borrower’s diligence and underwriting package with respect to an Underlying Loan and, to the extent available, draft documents evidencing, security or documenting such Underlying Loan.

“Underlying Loan Rate”: the fixed per annum interest rate due to Borrower with respect to an Underlying Loan.

“Underlying Loan Repair Actions”: as defined in Section 5.10(b).

“Underlying Loan Review”: as defined in Section 5.10(b).

“Underlying Loan Transfer”: the transfer of an Exempt Underlying Loan from Borrower to Parent within five (5) Business Days of the earlier to occur of (a) the date the Revolving Loan which Borrower used to fund such Exempt Underlying Loan is repaid in full or (b) the date such Exempt Underlying Loan is replaced with a new Underlying Loan pursuant to Section 5.10(b).

“Underwriting Standards”: as set forth on Exhibit B-2 hereto.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

1.2          Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time and (vi) all capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1          Commitments; Repayment.

(a)           Revolving Loans. Subject to the terms and conditions hereof, Lender agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to Borrower from time to time during the Commitment Period such that Total Credit Exposure does not exceed the amount of the Commitment. In addition, the principal amount of each Revolving Loan shall not exceed the Maximum Draw Amount therefor. During the Commitment Period, Borrower may use the Commitment by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)	Mandatory Repayment; Curative Actions.

(i)            Without limiting Borrower’s obligations pursuant to Section 5.10(b), the outstanding principal amount of each Revolving Loan shall be repaid in full on the Repayment Date therefor. To the extent not previously paid, all then outstanding Revolving Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(ii)           Notwithstanding the foregoing clause (i), if any Revolving Loan is not repaid prior to the Repayment Deadline therefor, no Default or Event of Default shall result solely due to the failure to repay such Revolving Loan so long as one of the following conditions has been satisfied: (x) such Revolving Loan was used to fund a Non-Compliant Underlying Loan and an Underlying Loan Repair Action has been completed within three (3) days of such Repayment Deadline with respect to such Underlying Loan or (y) Borrower has facilitated the sale of the Underlying Loan to a third party that is not an Affiliate of the Loan Parties within three (3) Business Days of such Repayment Deadline and has completed such sale and used the proceeds thereof to repay the corresponding Revolving Loan in full (together with any interest, Additional Interest and fees payable thereon) within five (5) Business Days of such Repayment Deadline.

(c)           Voluntary Repayment. Borrower may voluntarily prepay the principal amount of any Revolving Loan without penalty, provided that all accrued and unpaid interest (including, without limitation, any Pass Through Interest) and fees with respect to such Revolving Loan is paid simultaneously with such voluntary principal payment.

(d)           Termination of Commitment. Lender may, upon at least thirty (30) days prior written notice to Borrower, terminate this Agreement and any and all unpaid Obligations shall become due and payable on such termination date (such notice, an “Early Termination Notice” and the effective date thereof, the “Early Termination Date”). For the five (5) Business Days following delivery of an Early Termination Notice, Borrower may request additional Revolving Loans to fund Underlying Loans reflected on Borrower’s most recent pipeline report delivered pursuant to Section 5.1(b), and after such five (5) Business Day period, the Commitment shall automatically be reduced to $0 and Lender shall have no obligation to fund any additional Revolving Loans and the Commitment shall be reduced to $0. Commencing immediately upon delivery of an Early Termination Notice, any and all repayments of principal on the then outstanding Revolving Loans shall permanently reduce the Commitment.

2.2          Procedure for Borrowing. Subject to the limitations set forth in Section 2.1(a), Borrower may borrow Revolving Loans on any Business Day; provided that Borrower shall give Lender the following (which must be received by Lender prior to 10:00 A.M., New York, New York time two (2) Business Day prior to the requested Borrowing Date): (a) a Notice of Borrowing specifying the principal amount of the requested Revolving Loan, the requested Borrowing Date, and instructions for remittance of the proceeds of the requested Revolving Loan and (b) the Underlying Loan Diligence with respect to the Underlying Loan(s) to be funded with the proceeds of the requested Revolving Loan. Each Revolving Loan shall be in a minimum principal amount of $25,000 and a maximum principal amount of $500,000. Subject to the satisfaction or waiver of the conditions set forth in Section 4, Lender will fund the principal amount of the requested borrowing pursuant to the wiring instructions provided in the Notice of Borrowing on the requested Borrowing Date.

2.3          Fees. As compensation for the Commitment, Borrower shall pay Lender the following in immediately available funds, each of which shall be non-refundable and fully earned when paid:

(a)           on the initial closing date of the credit facility described herein, a commitment fee equal to one and one-half percent (1.5%) of the initial Commitment as of such closing date was paid;

(b)           a fee equal to one quarter of one percent (0.25%) of the average daily unfunded Commitment, payable monthly in arrears on the first (1st) day of each calendar month commencing on December 1, 2016; and

(c)           on each Incremental Commitment Closing Date, a commitment fee equal to one percent (1%) of the applicable Incremental Commitment.

2.4          Interest Rates and Payment Dates.

(a)           Each Revolving Loan shall, commencing upon the funding thereof (whether or not Borrower has funded the corresponding Underlying Loan), bear interest at a rate per annum equal to the Interest Rate, subject to adjustment as set forth in this Section 2.4.

(b)           In the event that any Revolving Loan is not repaid in full on or before the Repayment Deadline therefor, such Revolving Loan shall bear interest at a rate per annum equal to the greater of (i) fifteen percent (15%) per annum and (ii) the Underlying Loan Rate for the Underlying Loan financed with the proceeds of such Revolving Loan and passed through to Borrower plus three percent (3%) per annum, until repaid in full, provided that the amount specified in this clause (ii) shall be calculated as if such Underlying Loan was outstanding for a minimum of ten (10) days (any interest payable under this clause (b) in excess of the interest which would have been payable on such Revolving Loan pursuant to clause (a) above shall be referred to herein as “Additional Interest”).

(c)           During the continuance of an Event of Default, all outstanding Revolving Loans shall, at the election of the Lender (or automatically upon an Event of Default pursuant to Section 7.1(a) or (f)) bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”).

(d)           Interest shall be payable in arrears on each Interest Payment Date in an amount equal to the Interest Payment Amount; provided that interest accruing pursuant to Section 2.4(c) shall be payable from time to time on demand.

2.5          Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. Each determination of an interest rate by Lender pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

2.6          Payments.

(a)           Prior to (or simultaneously with) making any principal payment on the Revolving Loans, Borrower shall deliver to Lender a Payment Notice (which Payment Notice shall be irrevocable and binding unless Borrower otherwise notifies Lender in writing) with respect thereto. Each principal payment of the Revolving Loans shall include a reference identifying (by number) the Payment Notice corresponding to such payment, and Lender shall apply such principal payment to the outstanding principal amount of the Revolving Loan as determined by Lender.

(b)           All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 12:00 noon, New York, New York time, on the due date thereof to Lender in Dollars in immediately available funds. Any payment received by Lender after 12:00 noon, New York, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(c)           Nothing herein shall be deemed to obligate Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

(d)           If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as determined by Lender in its sole discretion.

(e)           Notwithstanding anything to the contrary in this Agreement, Lender may, in its discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest, fees, indemnification payments or any other Obligations from time to time due and payable to itself and apply the proceeds of any such Revolving Loan to those Obligations.

2.7          Extension of Maturity Date. Borrower may request and Lender may, in its sole discretion, elect to extend the Maturity Date (a) from November 2, 2018 to November 2, 2019 (the “First Extended Maturity Date”) and (b) if so extended, from the First Extended Maturity Date to November 2, 2020 (the “Second Extended Maturity Date” and, collectively with the First Extended Maturity Date, an “Extended Maturity Date”); provided, however, that Borrower shall not have the right to request an extension to an Extended Maturity Date unless the following conditions are satisfied: (i) Borrower shall have requested such extension not less than sixty (60) days and not more than ninety (90) days prior to the applicable Extended Maturity Date by written notice to Lender and (ii) both at the time of such request and at the time of such extension, no Default or Event of Default shall exist.

2.8          Incremental Commitment Increases.

(a)           Borrower may, by written notice to Lender (each, an “Incremental Commitment Request”), request increases in the Commitment (each, an “Incremental Commitment”) in an aggregate amount not to exceed $15,000,000 for all such Incremental Commitments; provided that (i) each Incremental Commitment shall be in an amount equal to $1,000,000, (ii) at least one hundred eighty (180) days have elapsed since the most Incremental Commitment Request, (iii) for the thirty (30) day periods ending on both the date such Incremental Commitment Request is submitted and on the Incremental Commitment Closing Date, the average daily ratio of the Total Credit Exposure to the Commitment shall be at least eighty-five percent (85%) and (iv) the decision to grant each Incremental Commitment shall be at Lender’s sole and absolute discretion. Each Incremental Commitment Request shall set forth the date (the “Incremental Commitment Closing Date”) on which such Incremental Commitment is requested to become effective (which, unless otherwise agreed by Lender, shall not be less than sixty (60) days nor more than ninety (90) days after the date of such Incremental Commitment Request).

(b)           Notwithstanding Lender’s decision to provide an Incremental Commitment following Borrower’s submission of an Incremental Commitment Request, no Incremental Commitment shall become effective if, on the Incremental Commitment Closing Date, (i) either before or after giving effect to such Incremental Commitment, a Default or Event of Default shall exist or (ii) Borrower fails to pay the fee required by Section 2.3(c).

(c)           From and after each Incremental Commitment Closing Date, each Incremental Commitment shall constitute a portion of the Commitment under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Security Documents.

2.9          Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, to the end that Lender will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make Revolving Loans, Borrower hereby represents and warrants to Lender that:

3.1          Financial Condition.

(a)           The consolidated balance sheets of Parent as of December 31, 2014, December 31, 2015 and December 31, 2016, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, audited by and accompanied by an unqualified report from Parent’s accounting firm, present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(b)           None of the Loan Parties have any material Guarantee Obligations (other than pursuant to the Loan Documents), contingent liabilities and liabilities for Taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 3.1.

3.2          No Change. Since December 31, 2015, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3          Existence; Compliance with Law.     Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to originate and service the Underlying Loans, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law.

3.4          Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings of UCC financing statements in accordance with the Security Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5          No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to Borrower could reasonably be expected to have a Material Adverse Effect.

3.6          Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against any Loan Party or against any of its properties or revenues (a) with respect to any of the Loan Documents, the Collateral or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7          No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Revolving Loan.

3.8          Ownership of Property; Liens; Investments. Borrower has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except for Permitted Liens. Borrower does not own any Investment except as permitted by Section 6.8. Schedule 3.8 sets forth a complete and accurate list of all real property owned or leased by Borrower as of the date hereof, if any.

3.9          Taxes. Each Loan Party has filed or caused to be filed all federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established by); no tax lien has been filed (other than Permitted Liens), and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

3.10        Regulation U. No part of the proceeds of any Revolving Loan, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.

3.11        Employees. Borrower has no employees.

3.12        Special Purpose Entity. Borrower has been formed for the sole purpose of originating, holding, maintaining and financing the Underlying Loans, and does not and will not engage in any other business or activity not related thereto. Borrower is in compliance with the requirements set forth in Schedule 3.12.

3.13        ERISA. None of Borrower, Parent or any of their respective ERISA Affiliates has established or maintains or contributes (or has an obligation to contribute) to, or otherwise has any liability with respect to, any “employee benefit plan” that is covered by Title IV of ERISA or Section 412 of the Code. None of the Loan Parties nor any of their Affiliates is a Plan. The entering into this Agreement, the transactions contemplated hereby, the performance by the Loan Parties of its obligations hereunder or under any other Loan Document, do not and will not violate any provisions of ERISA.

3.14        Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

3.15        Subsidiaries. Borrower has no Subsidiaries.

3.16        Use of Proceeds. The proceeds of each Revolving Loan shall be used by Borrower within five (5) Business Days of the funding thereof to fund the Underlying Loan identified in the Notice of Borrowing requesting such Revolving Loan.

3.17        Environmental Matters. None of the Loan Parties’ properties or assets has been used by a Loan Party or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with any applicable Environmental Law.

3.18        Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. Any projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Loan Parties to be reasonable at the time made, it being recognized by Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19        Security Documents. The Security Documents are effective to create in favor of Lender a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.

3.20        Solvency. Borrower and the Loan Parties, taken as a whole are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be and will continue to be, Solvent.

3.21        Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

3.22        Underlying Loans. Each Underlying Loan complies in all respects with the Eligibility Requirements and the Underwriting Standards. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Underlying Loans are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s books and records are genuine and in all respects what they purport to be. All Underlying Loans comply in all material respects with all applicable Requirements of Law. To the best of the Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Underlying Loans are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Each Underlying Loan is, and will remain at all times, free and clear of Liens other than the Lien of Lender. Borrower has not, and will not, transfer or assign any participation interest in the Underlying Loans, or any other interest therein, other than the Lien granted to Lender.

3.23        Capitalization. Parent owns one hundred percent (100%) of the issued and outstanding stock of Borrower. Borrower has no Subsidiaries.

SECTION 4

CONDITIONS PRECEDENT

4.1          Conditions to Closing. The effectiveness of this Agreement shall be subject to the satisfaction (or waiver, in the sole discretion of the Lender), prior to or on the Closing Date, of the following conditions precedent:

(a)           Loan Documents. Lender shall have received each of the following, each of which shall be in form and substance satisfactory to Lender:

(i)	this Agreement, executed and delivered by Lender and Borrower;

(ii)	the Note, executed and delivered by Borrower;

(iii)	the Security Agreement, executed and delivered by Borrower;

(iv)	the Guaranty Agreement and Pledge Agreement, each executed and delivered by Parent;

(v)	each Control Agreement, executed and delivered by Borrower, Lender and the applicable depository institution; and

(vi)	each other Loan Document, executed and delivered by the applicable Loan Party thereto.

(b)          Approvals. All Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Equity Interests issued by any Loan Party) required in connection with the execution and performance of the Loan Documents, the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.

(c)          Organizational Documents. Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the secretary or equivalent officer of such Loan Party, certifying as to and including (A) the Operating Documents of such Loan Party, (B) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, and (ii) a good standing certificate for each Loan Party from its respective jurisdiction of organization and any other jurisdictions where such Loan Party is qualified to do business.

(d)           Responsible Officer’s Certificates. Lender shall have received a certificate signed by a Responsible Officer of Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in clauses (j), (k), (l) and (m) of this Section 4.1 have been satisfied, and (B) that there has been no event or circumstance since December 31, 2015, that still exists as of the date of this Agreement and that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)           Patriot Act. Lender shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money- laundering rules and regulations, including the Patriot Act.

(f)            Due Diligence Investigation. Lender shall have completed a due diligence investigation of the Loan Parties in scope, and with results, satisfactory to Lender and shall have been given such access to the management, records, books of account, contracts and properties of the Loan Parties and shall have received such financial, business and other information regarding each of the Loan Parties as it shall have requested.

(g)           Collateral Matters.

(i)            Lien Searches. Lender shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties other than Permitted Liens.

(ii)           Filings, Registrations, Recordings, Agreements, Etc. Each document required by the Security Documents or under law or reasonably requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Permitted Liens), shall have been executed and delivered to Lender or, as applicable, be in proper form for filing, registration or recordation.

(h)           Fees. Lender shall have received all fees required to be paid on or prior to the Closing Date, and all reasonable and documented fees and expenses for which invoices have been presented for payment on or before the Closing Date.

(i)            Legal Opinions. If reasonably required by Lender, Lender shall have received the executed legal opinion of counsel to the Loan Parties, in form and substance reasonably satisfactory to Lender.

(j)            No Material Adverse Effect. There shall not have occurred since December 31, 2015 any event or circumstance that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)           No Default. No Default, Event of Default or Regulatory Trigger Event shall have occurred as of or on such date or after giving effect to the Revolving Loan to be made on such date.

(l)            Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document shall be true and correct.

(m)          Solvency. After giving effect to the execution, delivery and performance of the Loan Documents, the Borrower, individually, and Parent and its Subsidiaries, taken as a whole, shall be Solvent.

4.2          Conditions to Each Revolving Loan. The agreement of Lender to make any Revolving Loan (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)           Underlying Loan Documents. Lender shall have received true and correct copies of the fully-executed agreements between Borrower and the Underlying Obligors governing, evidencing, guarantying or securing the Underlying Loan being funded with the requested Revolving Loan, including, without limitation, an original promissory note evidencing such Underlying Loan.

(b)           Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct in all respects, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date.

(c)           Availability. After giving effect to such Revolving Loan, the availability and borrowing limitations specified in Section 2.1 shall be satisfied.

(d)           Notices of Borrowing. Lender shall have received a Notice of Borrowing and Underlying Loan Diligence in connection therewith which complies with the requirements hereof.

(e)           Underlying Loan. The Underlying Loan to be funded with such Revolving Loan shall (i) comply with the Underwriting Standards and (ii) be funded within five (5) Business Days of the funding of such Revolving Loan.

(f)            No Default. No Default, Event of Default or Regulatory Trigger Event shall have occurred as of or on such date or after giving effect to the Revolving Loan to be made on such date.

(g)           No Material Adverse Effect. There shall not have occurred since December 31, 2015 any event or circumstance that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)           Solvency. After giving effect to such Revolving Loan the Borrower, individually, and Parent and its Subsidiaries, taken as a whole, shall be Solvent. Each borrowing by Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Revolving Loan, that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5

AFFIRMATIVE COVENANTS

Borrower hereby agrees that, until the Commitment has been terminated and the Obligations have been paid in full (other than inchoate indemnification obligations) Borrower shall:

5.1          Financial Statements. Furnish to Lender:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of the Loan Parties, a copy of the audited consolidated and consolidating balance sheet of each of Parent and Borrower as at the end of such fiscal year and the related audited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing and reasonably acceptable to Lender;

(b)           as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Loan Parties, the unaudited consolidated and consolidating balance sheet of each of Parent and Borrower as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, as applicable, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2          Certificates; Reports; Other Information. Furnish Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)           concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate executed by a Responsible Officer of each Loan Party as of the last day of the month or fiscal year of the Loan Parties, as the case may be and (ii) a pipeline report in form and substance reasonably satisfactory to Lender including, without limitation, (A) a description of any loans (including the amount, interest rate, borrower and collateral with respect thereto and whether such loan has been submitted for SEC Approval) that Borrower is currently reviewing and reasonably believes will close and (B) if such loan has been submitted for SEC Approval, the date of such submittal and the details of any responses received from the SEC with respect thereto;

(c)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) (i) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Loan Parties’ filings with the SEC) or (ii) which indicates that the SEC will no longer provide SEC Approvals (either to Borrower specifically or to the marketplace general) with respect to proposed Underlying Loans;

(d)           within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Loan Parties send to the holders of any class of its respective debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Loan Parties may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to Lender pursuant hereto; and

(e)           promptly, such additional financial and other information as Lender may from time to time reasonably request.

5.3          Underlying Loans.

(a)           Disputes. Borrower shall promptly notify Lender of all disputes or claims relating to Underlying Loans which allege or involve an amount in excess of $50,000 in the aggregate for all such disputes or claims; and

(b)           No Liability. Lender shall not be responsible or liable for any shortage or discrepancy in any Underlying Loans or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Underlying Loan, or for settling any Underlying Loan in good faith for less than the full amount thereof, nor shall Lender be deemed to be responsible for any Borrower’s obligations under any document, contract or agreement documenting, evidencing, securing or otherwise governing any Underlying Loan.

(c)           Underlying Loan Transfers. Borrower shall, within five (5) Business Days after an Underlying Loan becomes an Exempt Underlying Loan effect an Underlying Loan Transfer with respect thereto; provided, however, that the failure to comply with this clause (c) shall not constitute a Default or Event of Default hereunder if such Exempt Underlying Loan is repledged as Collateral (and as such, is reclassified as an Underlying Loan) within five (5) Business Days of the date such Underlying Loan Transfer was required to occur.

5.4          Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower.

5.5          Maintenance of Existence; Compliance with Requirements of Law.

(a)           (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms and maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law.

5.6          Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business.

5.7          Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Borrower with officers, directors and employees of Borrower and with its independent certified public accountants.

5.8          Notices. Give prompt written notice (and in no event later than five (5) Business Days after Borrower knows of such event(s)) to Lender of:

(a)           the occurrence of any Default, Event of Default or Regulatory Trigger Event;

(b)          any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) any pending or threatened in writing legal action, litigation, suit, investigation , arbitration, dispute resolution proceeding, or administrative or regulatory proceeding that may exist at any time between any Loan Party and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting any Loan Party in which the amount involved is $50,000 or more or which relates to any Loan Document;

(d)           any material change in accounting policies or financial reporting practices by any Loan Party; and

(e)           any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

5.9          Environmental Laws.

(a)            Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.10        Audits; Underlying Loan Reviews.

(a)           At reasonable times and upon reasonable notice (provided that no notice is required if an Event of Default has occurred and is continuing), Lender or its agents, shall have the right to inspect the Collateral, to review the pipeline for additional Underlying Loans and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state Tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the Lender’s expense; provided that if an Event of Default exists, such inspections and audits shall be at the Borrower’s expense.

(b)           In addition to the foregoing, and in no event less than once per calendar month, Lender shall conduct a review of a random sampling of Underlying Loans (as chosen by Lender) to determine whether such Underlying Loans comply with the Eligibility Requirements and Underwriting Standards (each such review, an “Underlying Loan Review”). Borrower shall (and shall cause each other Loan Party) to cooperate in all respects with each Underlying Loan Review. Promptly following the completion of each Underlying Loan Review, Lender shall notify Borrower in writing of any Non-Compliant Underlying Loans. Borrower shall, within three (3) Business Days of written notification of each Non-Compliant Underlying Loan, either (i) repay the Revolving Loan used to fund such Non-Compliant Underlying Loan in full, together with all interest, Additional Interest and fees thereon or (ii) grant a first-priority perfected Lien to Lender in a new Underlying Loan of like size (without the need for Lender to advance a Revolving Loan with respect thereto) (A) for which the Underlying Loan Diligence and executed documents evidencing such Underlying Loan has been delivered to Lender and (B)  which Lender determines in its sole discretion complies in all respects with the Underwriting Standards to replace such Non-Compliant Underlying Loan as Collateral for the Obligations (collectively, to the extent completed within such three (3) Business Day period, “Underlying Loan Repair Actions”). Within three (3) Business Days of the earlier to occur of (x) completion of all required Underlying Loan Repair Actions for the Non-Compliant Underlying Loans identified by Lender in the corresponding Underlying Loan Review or (y) the date on which such Underlying Loan Repair Actions were required to be completed pursuant to this clause (b) (or at any time upon Lender’s written request while an Event of Default has occurred and is continuing), Borrower shall deliver to Lender a Revolving Loan to After Repaired Value Certificate, which shall be prepared giving effect to any completed Underlying Loan Repair Actions.

5.11        Further Assurances. Borrower shall execute and deliver to Lender (or cause Parent to execute and deliver) such amendments to the Loan Documents, Security Documents or such other documents as Lender deems necessary and take all actions necessary or advisable in the opinion of Lender to effectuate the terms of the Loan Documents and protect Lender’s interest in the Collateral.

5.12        Use of Proceeds. Use the proceeds of each Revolving Loan only for the purposes specified in Section 3.16.

5.13        Taxes. File or cause to be filed all federal, state and other material Tax returns that are required to be filed and pay all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserved in conformity with GAAP have been established by the Borrower).

SECTION 6

NEGATIVE COVENANTS

Borrower hereby agrees that, until the Commitment has been terminated and the Obligations have been paid in full (other than inchoate indemnification obligations), Borrower shall not, directly or indirectly:

6.1          Revolving Loan to After Repaired Value Ratio. The Revolving Loan to After Repaired Value Ratio shall not exceed seventy percent (70%) to be tested at such times as described in Section 5.10(b).

6.2          Indebtedness.

(a)           Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except Indebtedness pursuant to the Loan Documents; or

(b)           Either: (i) negotiate any financing with a lender other than Lender that would replace the Obligations without providing Lender written notice of the proposed terms thereof at least twenty (20) Business Days prior to the anticipated closing date and allowing ten (10) Business Days for Lender to review such terms and provide Borrower with such replacement financing upon the same or better terms or, (ii) if Lender is able to provide such replacement financing upon the same or better terms, obtain such financing from any lender other than Lender.

6.3          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)           Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto have been established by Borrower in conformity with GAAP;

(b)           Liens created pursuant to the Security Documents;

(c)           judgment Liens that do not constitute an Event of Default under Section 7.1(f) of this Agreement; and

(d)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, cash equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by Borrower, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection.

6.4          Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

6.5          Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, except for Underlying Loan Transfers.

6.6          Restricted Payments. Declare or pay any dividend (other than Permitted Tax Distributions, Underlying Loan Transfers or dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower (collectively, “Restricted Payments”).

6.7          Underlying Loans. Engage in any other business or activity not related to the originating, purchase, funding, maintaining and servicing of Underlying Loans and the performance of its obligations under the Loan Documents.

6.8          Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)            Investments in cash and cash equivalents;

(b)           Underlying Loans;

(c)            Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit; and

(d)           Investments received in settlement of amounts due to Borrower effected in the ordinary course of business or owing to Borrower as a result of insolvency proceedings involving an Underlying Loan Obligor or upon the foreclosure or enforcement of any Lien in favor of Borrower.

6.9          ERISA. Permit, to the extent practicable, Borrower’s ERISA Affiliates or Parent or any of their respective Subsidiaries or ERISA Affiliates to, establish, maintain, contribute or agree to contribute to, or otherwise incur any liability with respect to, any “employee benefit plan” that is covered by Title IV of ERISA or Section 412 of the Code.

6.10        Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Borrower, and (c) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, an Underlying Loan Transfer shall not be prohibited by this Section 6.10.

6.11        Sale Leaseback Transactions. Enter into any sale-leaseback transaction.

6.12        Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

6.13        Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than this Agreement and the other Loan Document.

6.14        Lines of Business; Subsidiaries. Enter into any business except for the business in which Borrower is engaged on the Closing Date or form or acquire any Subsidiaries.

6.15        Amendments to Organizational Agreements and Material Contracts.

(a)   amend or permit any amendments to any Loan Party’s organizational documents; or

(b)   amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver would be adverse to Lender.

6.16       Use of Proceeds. Use the proceeds of any Revolving Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, (b) to finance a hostile acquisition or (c) for any purposes other than as specified in Section 3.16.

SECTION 7

EVENTS OF DEFAULT

7.1         Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)          Borrower shall fail to pay any amount of principal of any Revolving Loan when due in accordance with the terms hereof; or, within one (1) Business Day of the due date thereof, Borrower shall fail to pay any amount of interest on any Revolving Loan, or any other amount payable hereunder or under any other Loan Document, within one (1) Business Day after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)          any Loan Party shall default in the observance or performance of any agreement contained in Section 5.1, Section 5.8(a), Section 5.7, Section 5.8, Section 5.10, Section 5.12 or Section 6 of this Agreement; or

(d)          any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in the other clauses of this Section 7.1), and such default shall continue unremedied for a period of thirty (30) days thereafter; or

(e)          (i) any Loan Party shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (a)  results in the entry of an order for relief or any such adjudication or appointment or (b)   remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f)           There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A)  enforcement proceedings are commenced by any creditor upon such judgment or order, or (B)  all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(g)          any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any party thereto shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(h)          there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)           a Change of Control shall occur; or

(j)           a Material Adverse Effect shall occur: or, in the reasonable judgment of Lender, would reasonably be expected to occur; or

(k)            Lender determines during an Underlying Loan Review that: (i) Underlying Loans representing at least three percent (3%) of the aggregate outstanding principal amount of all Underlying Loans are Non-Compliant Underlying Loans or (ii) the weighted average age of the Underlying Loans exceeds thirty (30) days, each as determined without giving effect to any Underlying Loan Repair Actions which Borrower has taken or may take with respect thereto; or

(l)            a Regulatory Trigger Event occurs with respect to more than twenty-five (25%) percent of the Collateral (as measured by aggregate outstanding principal balance); or

(m)          the SEC ceases to provide SEC Approvals, whether with respect to the Borrower individually or to the marketplace in general.

7.2         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

(a)           if such event is an Event of Default specified in Section 7.1(e), the Commitment shall immediately terminate automatically and the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable; and

(b)           if such event is any other Event of Default, Lender may: (i) immediately terminate the Commitment; (ii) declare the Revolving Loans (with accrued interest thereon) and all other Obligations and other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) exercise all rights and remedies available to it and the under the Loan Documents, under the UCC or at law or in equity, including, without limitation the right to (A) apply any property of Borrower held by Lender to reduce the Obligations, (B) foreclose the Liens created under the Loan Documents, (C) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (D) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (E) collect and send notices regarding the Collateral, with or without judicial process, (F) by its own means or with judicial assistance, enter any premises at which Collateral is located, or render any of the foregoing unusable or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (G) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender in its sole discretion, (H) reduce or otherwise change the Maximum Draw Amount and/or any component of the Maximum Draw Amount and/or (I) relinquish or abandon any Collateral or securities pledged or any Lien thereon.

Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that Borrower fails to do so, after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be deemed loans hereunder and shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender. Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Lender shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process. Presentment, demand, protest and all other notices of any kind with respect to the remedies provided in this Section 7.2 are hereby expressly waived by Borrower. Per the terms of this Agreement generally, and Section 7.2 explicitly, Borrower acknowledges that Lender may take any action permitted under the Loan Documents that Lender deems necessary or desirable (in Lender’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Lender’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name.

7.3         Application of Funds. After the exercise of remedies provided for in Section 7.2, any amounts received by Lender on account of the Obligations shall be applied by Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lender (including reasonable fees, charges and disbursements of counsel required to be paid hereunder);

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and other Obligations;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, in such order as Lender may determine; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by applicable law.

SECTION 8

MISCELLANEOUS

8.1         Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except pursuant to a writing executed by Lender and the Loan Parties originally party to this Agreement or such Loan Document.

8.2         Notices.

(a)          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic mail notice, when received, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto:

Borrower :	GROUNDFLOOR HOLDINGS GA LLC
75 5th Street Northwest, Suite 2070
Atlanta, Georgia 30308
Attention: Rich Pulido
Telephone No.: (404) 947-7915
	E-Mail:	rich@groundfloor.us

GROUNDFLOOR HOLDINGS GA LLC
75 5th Street Northwest, Suite 2070
Atlanta, Georgia 30308
Attention: Nick Bhargava
Telephone No.: (404) 594-7857
E-Mail:	nick@groundfloor.us

Lender:	ACM Alamosa DA LLC
6027 Belmont Avenue
Dallas, Texas 75206
Attention: Noah Martin and T. Christopher Martin
Email: noahm@dacapital.biz; chrism@dacapital.biz

and to:

ACM Alamosa DA LLC
780 Third Avenue, 27th Floor
New York, NY 10017
Attention: Sachin Sarnobat
Email:sarnobat@atalayacap.com

with a copy to:

Locke Lord LLP
111 South Wacker Drive
Chicago, Illinois 60606
Attention: Juliane Dziobak, Esq.
Email: julie.dziobak@lockelord.com

provided that any notice, request or demand to or upon Lender shall not be effective until received.

(b)          Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

8.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

8.5         Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses.

(i)            Lender and Borrower shall each pay their own legal expenses in connection with the initial preparation, negotiation, execution and delivery of the Loan Documents.

(ii)           Except as set forth in clause (i), Borrower shall pay (a) all reasonable out of pocket expenses incurred by Lender in connection with the administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all out of pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.

(b)          Indemnification by Borrower. Except as set forth in clause (a)(i) above, Borrower shall indemnify Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Loan Party, or any environmental liability related in any way to the Loan Parties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y)  result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)          Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(e)          Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

8.6         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender.

8.7          Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.8         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

8.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10       Integration. This Agreement and the other Loan Documents represent the entire agreement of Borrower, the other Loan Parties and Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12       Submission to Jurisdiction; Waivers. Borrower hereby irrevocably and unconditionally:

(a)           submits to the exclusive jurisdiction of the State and Federal courts in the Manhattan, New York; provided that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non-conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the addresses set forth in Section 8.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)         WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13       Acknowledgements. Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          Lender does not have any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Lender, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between Borrower and Lender.

8.14       Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties and to its lenders, funding or financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) on a confidential basis to any rating agency in connection with rating a Loan Party or the Obligations; (g) with the consent of Borrower; (h) to any Person to whom Lender offers or proposes to offer to sell, assign or transfer the Term Loan or any part thereof or any interest or any participation therein or (i) the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Lender or its Affiliates on a non-confidential basis from a source other than Borrower. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by the Loan Party; provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.15       Patriot Act. Lender hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses and other information that will allow Lender to identify Borrower in accordance with the Patriot Act. Borrower will provide, to the extent required by any Requirement of Law, such information and take such actions as are reasonably requested by Lender to assist Lender in maintaining compliance with the Patriot Act.

8.16       Setoff. Borrower grants to Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Lender arising under or relating to the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of Borrower, and any other accounts established hereunder for the deposit of cash collateral in order to secure the Obligations, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender, and their successors and assigns or in transit to any of them. At any time while an Event of Default exists, without demand or notice (any such notice being expressly waived by Borrower), Lender may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other Collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

GROUNDFLOOR HOLDINGS GA LLC

By:	/s/ Nikhil Bhargava
Name:	Nikhil Bhargava
Title:	Co-Founder/Manager

LENDER:

ACM ALAMOSA DA LLC

By:	/s/ Noah Martin
Name:	Noah Martin
Title:	CIO

Credit Agreement

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

[use company letterhead]

To:	ACM Alamosa DA LLC	ACM Alamosa DA LLC
	1601 Elm Street, Floor 33	780 Third Avenue, 27th Floor
	Dallas, Texas 75201	New York, New York 10017
	Attention: Noah Martin	Attention: Sachin Sarnobat

Re:	Groundfloor Holdings GA LLC - Compliance Certificate dated ,20

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of April 4, 2018 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among GROUNDFLOOR HOLDINGS GA LLC, a Georgia limited liability company (“Borrower”) and ACM ALAMOSA DA LLC (“Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to Section 5.2(b) of the Credit Agreement, the undersigned officer, in his/her capacity as a Responsible Officer of Borrower and Groundfloor Finance Inc. (“Parent”), hereby certifies that:

1.            He/she has reviewed the terms of the Credit Agreement and has reviewed in reasonable detail of the transactions and financial condition of Parent and Borrower during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement. Such review has not disclosed the existence on and as of the date hereof of any Default or Event of Default, except as listed on Schedule 1 attached hereto, in each case specifying the nature and period of existence thereof and what action the Loan Parties have taken, are taking, or propose to take with respect thereto.

2.            To the Responsible Officer’s knowledge, [there has been no change in GAAP or the application thereof since the date of Parent’s financial statements referred to in Section 3.1(a) of the Credit Agreement] [there has been a change in GAAP or the application thereof since the date of Parent’s financial statements referred to in Section 3.1(a) of the Credit Agreement, and the effect of such change on the financial statements accompanying such certificate is as follows: [                   ]].

3.            Parent’s net worth as of the end of the fiscal quarter ending     ,20   is $                   . (Required minimum net worth is $[ ]; Parent ☐ is/☐ is not in compliance.) [Complete if calendar month is the end of a fiscal quarter.]

4.            Parent’s liquidity (defined as cash and cash equivalents) as of the end of the fiscal quarter ending             , 20 is $              . (Required minimum liquidity is $[ ]; Parent ☐ is/☐ is not in compliance.) [Complete if calendar month is the end of a fiscal quarter.]

[Signature page follows.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this        day of             , 20         .

GROUNDFLOOR HOLDINGS GA LLC

By:
Name:
Title:

GROUNDFLOOR FINANCE INC.

By:
Name:
Title:

SCHEDULE 1

Default or Event of Default

EXHIBIT B
UNDERWRITING STANDARDS

See attached

GROUNDFLOOR

Lending Policy

Policy Goals

Loan Production Objectives and Lending Policy Customer

Segments

Loan Apgroval Loan

Committee

Members

Direction Monthly

Meeting Rate

Changes

Loan ID

New Loan Products

New Lending Geograghy

Accegtabl e Loan Purnose

Accegtable Loan Tyges

Fix and Flig Senior Lien Junior

Liens

Accegtabl e Progerty Tyges

Loan Amounts

Loan Terms

Loan Term Overlays: Loan Duration Ad justment Total

Project Cost

Determining Maximum Loan Amount

Determining amount of l oan advanced at closing for a

gurchase Use of Borrower Equity (skin)

Calculating Interest

Interest Accrual and Regayment Monthly updates:

Accegtabl e Borrowing Entities

Borrowing Entity/Princigal Concentration of Outstanding Portfolio

Accegtable Markets to Offer Loans

Third Party Origination (TPO's)

Pricing and Grading

Methodology

LOAN GRADING

Determination of Raw Score

Quality of Valuation Report

"Skin-in-the-Game"

Location

Developer Credit Quality

Exgerience

Commitment

Rating Adjustments and Letter Grade

LOAN TO ARV (CORRESPONDING LOAN TO ARV RATIO) - FIRST TRUST LIEN

Underwriting Requirements

Automatic Disqualification

Credit Criteria

ANY PRINCIPAL OF THE DEVELOPER

Equity Requirements

Personal Guarantees (Recourse)

Apgraisal Requirements

GROUNDFLOOR Valuation CGV)

Cross Collateralization

Term Sheet

Underwriting Documentation

Underwriting Protocol Closing

Third Party Doc Preg and Title Binder Review Providers: Title

Documents Required for GF Closing

Insurance Requirements

Closing Instructions I Request for Title

Extension

Post Closing Administration

Borrower Fee Schedule

Disbursements

Loan Servicing

Physical

Financial

Legal

Payoff and Payoff Request Letters

Policy Goals

GROUNDFLOOR (GF)

Loan policy is the cornerstone of a sound lending organization.

In order to control credit risk, it is imperative that appropriate and effective lending policies are developed and implemented. This lending policy should align with all the mission and objectives of GF as a whole, as well as support safe and sound lending activity. The lending policy should clearly communicate the types of loan exposures acceptable to GF, loan approval authority, loan limits, loan underwriting criteria, and several other guidelines. Undesirable or impermissible lending activity should also be identified within the loan policy. This will ensure that management and lending staff members do not spend undue time or resources cultivating relationships or pursuing loan types that are not aligned with GF's goals or strategy. The policy should also establish the desired mix of the loan portfolio and limits especially related to borrower and geographic concentration. Exposure mix and limits should be monitored on an ongoing basis to ensure that they are appropriate and reasonable. Management must strive to maintain sufficient controls and segregation of duties in all lending functions to avoid inappropriate credit decisions and/or weak underwriting processes.

The ability to separate the activities of the loan generation function from the credit underwriting and analysis function is critical in establishing proper risk management.

Specifically, this lending policy aims to define the loan approval process and assign defined responsibilities for the administration of those approvals. The policy initiates a framework for acceptable loan criteria by listing allowable property types, ascribing loan amount minimum and maximums, determining acceptable geographic markets and basic credit score criteria. The policy strives to guide borrower equity requirements ("skin in the game") based on developer experience levels thereby defining allowable leverage ratios. The policy also seeks to establish credit administration procedure, valuation standards, loan monitoring and the documents and methods used to obtain borrowing entity financial information and experience. Closing processes and procedures are explained and appropriate documentation indexed.

Loan Production Objectives and Lending Policy

Month	4Q2017	2018
Loans Originated	20+30+40	115
Expected # of Loans Funded	20+20+25	75
Expected # of Loans Closed	20+25+35	90

The above loan origination targets were set by Senior Management in planning loan volume for 4017 and 2018. This policy considers these numbers and factors this growth into the criteria below. When determining acceptable geographic areas, consideration was given to have a wide enough area in which to originate volume, but not so overwhelming that underwriting would constantly be lending in new territories. The loan product, credit criteria and leverage limitations also were significant factors in setting the policy to be cohesive with production objectives. The policy should be constantly amended and revised always, but especially as loan production objectives are revised. In summary, the policy sets standards consistent with achieving 60 loan originations per month while maintaining clear and definable credit policy and risk management standards.

Customer Segments

Roughly 190,000 homes were bought, renovated and sold in the 2016 (flipped) which represented about 5.7% of the total number of homes sold. GF lends to those entities that complete this type of residential real estate transaction. The entities that are engaged in this activity full time are the customer's that GF desires to partner with. The sponsors of the entities flipping homes come with varying degrees of experience and financial profiles and concentrate each in their own geographic centers. The following loan policy pertains to this type of real estate activity and the lending process GF follows to allow debt offering to the platform lenders and subsequently close loans.

Loan Approval

Loan approval is based on a dual sign-off structure. Dual sign-off works in the following manner. A loan file is first underwritten by the Director of Lending Operations or other designated underwriter, and then reviewed and approved by the SVP, Head of Lending and Risk Management (SVP -HLRM) or other senior manager.

Other senior managers with the authority to sign off on a loan selection are: CEO, EVP, Director, Asset Management or VP Sales.

•	The designated underwriter presents loan files to the SVP - HLRM (or other senior manager) in a manner consistent with a fully underwritten, clear file that demonstrates the worthiness of the loan selection and adherence to loan policy set forth in this document.

o	The elements of a file ready for underwriting are described in Underwriting Documentation on page .

The dual approval process will result in three possible loan decisions: Approved -

Approved - The loan is approved as submitted to underwriting

Counter - One or more significant loan terms (eg, proceeds, interest rate, term) have been modified and must be presented to the applicant to acceptance.

Declined - The loan submission is declined and will not be funded by Groundfloor.

Declined loans will not be reviewed again unless the merit of the resubmission can be demonstrated by the loan originator presenting the file. Examples of acceptable resubmissions:

o	The borrower is putting more skin in the game.

o	The borrower has renegotiated the purchase contract and lowered the acquisition cost.

o	The borrower has remedied a judgement or lien removing impediments to clear title.

Active Administration and Salesforce will be updated by the underwriter and dual approver to reflect the dual approval decision.

Loan Committee

Members

Loan committee is comprised of the CEO, EVP, SVP - HLRM and the Director of Lending. Any employee who wishes to observe loan committee is invited and encouraged to do so with the express permission of that employee's senior manager.

Direction

Loan Committee is the governing body that approves loan policy and loan policy changes. In addition, the oversight of loan administration including the review of accepted loan terms, loan products, loan approval authority, loan processing, adding/deleting new geographic markets, advising on loan production goals and any other matter that surfaces needing the Committee's approval.

Monthly Meeting

Loan Committee will meet at least once a quarter. The Director of Operations is responsible for setting the meeting and inviting the participants.

Rate Changes

Rate changes, either of a particular letter grade, or across the spectrum of grades can be changed only at the sole and absolute discretion of loan committee. In practice, the loan committee will decide on rate changes considering a number of different factors. The major determinants of rate changes include: overall residential real estate market conditions, competitive analysis of key market participants, loan volume and major and sudden economic events. The CEO will be responsible for Rate Change announcements in conjunction with all GF departments.

Loan ID

Every loan originated by GF has a minimum three digit identification number generated by the Active Administration system. The number can be found in (parenthesis) after the identifying address line in the "Loans" section. www.groundfloor.us/admin. The loan ID is used frequently with closing documents such as the title binder, closing protection letter and settlement statement. The loan ID is also used frequently in the administrative paperwork associated with loan servicing, draw requests and special servicing agreements.

New Loan Products

A new loan product is a loan product not defined in the Lending Policy. New Loan Products are ideally developed and introduced by the Head of Loan Originations. However, new Loan Product ideas can come from any employee, board member or advisor of GF. New Loan Products should be researched by Origination staff based on relevant market data, market surveillance and an assessment of current borrower demand. Prior to presenting a new loan product to Loan Committee, the VP - Sales must first present the proposed product to Lending Operations and Risk Management to ensure back office procedures, staff and bandwidth are adequate to accommodate the now loan product's administration. When Lending Operations and Risk Management have endorsed the new loan product, the VP - Sales must present the proposed loan product to Loan Committee for final approval. Only one new loan product can be presented to Loan Committee at the monthly Loan Committee meeting.

New Lending Geography

A new lending geography is a State or MSA not included in this loan policy as defined below.

The VP Sales, SVP - HLRM and Director of Lending operations are responsible for recommending to Loan Committee new lending territories. At a minimum, the following factors must be addressed when evaluating a new lending territory:

•	Is the real estate market stable or growing?

•	Is employment stable or growing?

•	Are there any signs of market saturation?

•	Do any GROUNDFLOOR staff have experience in the new market?

•	Do the third party service providers GF currently use have capacity within the new lending Geography?

•	Who are the main competitors?

•	What are the competitors' rates?

•	How long will it take to originate adequate deal flow?

•	What GROUNDFIOOR lending product will gain the most traction?

•	Any other relevant data should/will be considered

After considering the above factors, the person sponsoring the new lending market will present their recommendation to the Loan Committee for approval.

Acceptable Loan Purpose

GROUNDFLOOR (GF) funds loans only for commercial business and investment purposes. Owner occupied loans are strictly prohibited. Borrowers acknowledge that the loan is for investment purpose by executing the Conditional Loan Approval (CLA) during the application submission process. Additionally, the Loan Agreement includes a provision precluding borrower occupancy of the property.

Acceptable Loan Types

Fix and Flip Senior Lien

The acceptable loan types GF will finance are:

Fix and Flip Purchase

GF will make loans to qualified entities for the purchase, renovation and sale (or hold) of residential real estate properties.

Fix and Flip Refinance

GF will make loans to qualified entities for the refinance, renovation and sale (or hold) of residential real estate properties.

Acceptable uses of cash out:

1.	To Improve the Subject Property

2.	To pay associated closing costs of subject transaction

3.	In limited situations, cash out to the borrower.

Junior Liens

Notwithstanding the below, Groundfloor is not currently originating junior liens.

Junior liens are prohibited unless an established inter-creditor agreement is in place with the first trust lender. The Risk Manager and Director of Lending Operations together must approve all inter-creditor agreements.

The CLTV combined loan to value cannot exceed 80% of the projects ARV.

Junior liens are only allowable in: Atlanta, GA metro and Washington D.C. metro.

The minimum Junior Lien loan is $10,000 the maximum junior lien loan is $100,000. Junior liens cannot provide "cash in hand" to borrower.

Acceptable Property Types

The subject property must be classified as one of the following property types:

•	Single Family Residence (SFR)

•	Townhome I Rowhome

•	Planned Unit Development (PUD) - Attached and Detached

•	Condominium

•	2-4 Unit

•	4+ units are considered on a case-by-case basis

•	Properties must be held as "Fee Simpie". "Leaseho Id" interests are considered on a case-by- case basis.

Loan Amounts

The minimum loan amount is $75,000. The maximum loan amount is $2,000,000. The maximum loan amount that may be offered under Groundfloor's primary retail platform is $500,000. While any loan amount may be considered for sale to an institutional partner or accredited investors, all loans greater than $500,000 will only be considered for sale to an institutional partner or accredited investors. Loan amount minimum and maximum should be addressed regularly by the Loan Committee.

MINIMUM PROPERTY VALUE

The minimum "AS IS" property value that will be considered is $50,000. Exceptions can be made to this minimum for repeat borrowers who have 1) successfully repaid at least one Groundfloor loan, and 2) an acceptable borrowing experience as determined by the SVP - HLRM. We should probably case study to determine if minimum property value rsally does cause issues-

Loan Terms

The following loan terms will be offered to borrowers. Terms refers to: loan duration, repayment type, prepayment, Rate Adjustment and debt type.

Term	Repayment	Prepay	Fixed Rate
6 Months	Deferred till Due (Balloon) / Or Monthly Payment	90 Day minimum	Yes
9 Months	Deferred till Due / Or Monthly Payment	90 Day minimum	Yes
12 Months	End of Term (Balloon)	90 minimum	Yes

Loan Term Overlays: Loan Duration Adjustment

•	Applications submitted requesting a six month term must have a subject property resale marketing time of less than 90 days. Otherwise, the borrower will be offered a 9 or 12 month loan term. To verify the subject property marketing time the underwriter must determine the "Average Days on Market" for the given location. The average days on market (ADOM) will be calculated by evaluating at least three like comparable sales in the subject property's market within the previous six months. From these like comparables an ADOM will be calculated by simply averaging each comparables days spent on the market.

•	If the ADOM exceeds 120 days, the loan application will be declined.

•	Example:

Like Comparables	Days on Market
123 Main St. 3bd, 1ba	15 Day DOM
127 Main St 3bd, 1ba	30 Day DOM
135 Main St 3bd, 1ba	45 Day DOM
AVERAGE DAYS ON MARKET (ADOM)	30 ADOM

Total Project Cost

The Total Project cost is the sum of the following:

Purchase price

plus Total renovation budget

plus Renovation Expenses incurred to date plus

Other Transaction Costs incurred to date plus

Origination fees rolled into the loan

Determining Maximum Loan Amount

The maximum loan amount is constrained by the following metrics:

LARV:	70%
Day 1LTV:	85%
LTC:	90% 4 or more completed deals
85% 2 - 3 completed deals
80% 0 - 1completed deals

The above maximums are for standard loans offered on the platform. Loans to be sold to institutional partners may be subject to more conservative, or different, constraints.

Determining amount of loan proceeds advanced at closing

Total Loan Amount

Less (Loan Renovation Proceeds)

Less (Loan Fees Rolled into Loan Amount)

Loan Proceeds Advanced at Closing

Determining Borrower Equity (Skin in the Game)

Acquisition Scenario:

Acquisition Costs

Less (Loan Proceeds Advanced at Closing)

Skin in the Game

Refinance Scenario:

Acquisition Costs

Plus Renovation Costs Incurred

Plus Other Expenses Incurred

Plus Works to be completed

Less (Loan Proceeds Advanced at Closing)

Skin in the Game

Note, pursuant to Groundfloor's offering circular, refinance loans offered on the platform are subject to a non-standard Skin in the Game calculation. ACTUAL COSTS incurred, and not "As Is" value, is the basis for the calculation. Accordingly, refinances are generally only feasible when the property is recently purchased. Properties acquired long ago are disadvantaged since property appreciation is not considered in the Skin in the Game calculation. Similarly, a borrower with an inherited property is considered to have no Skin in the Game since no cash investment was made to acquire the property. However, improvements made to the inherited property plus works to be completed may be included in the calculation.

Use of Borrower Equity (skin)

The borrower's cash contribution to the project is generally due at the real estate settlement with the funds being applied to the purchase price. Under limited circumstances, a borrower may receive credit toward Skin in the Game for renovation proceeds escrowed with Groundfloor, or its agent.

Calculating Interest

Interest is calculated on a 365 day basis.

Interest Accrual and Repayment

Groundfloor provides for both balloon and monthly, interest only payment structures. In general, monthly payments will be calculated on a 30/360 basis, so that the payment amount will be fixed for any whole month period. Stub interest will be calculated on an actual/365 basis and will collected at settlement. Odd interest may be rolled into the loan amount, subject to standard underwriting guidelines.

Monthly updates:

The borrower is required to update Groundfloor on a regular basis, presently established as every 30-days. Borrower updates may be made on the Borrower's dashboard. To ensure compliance with this requirement, Borrower updates must be current prior to the Asset Management team processing a Draw request. Either Asset Management or Investor Services personnel will contact the sponsor for an update should the 30-day reporting period be breached. Failure to comply with the reporting requirement is a default under the loan agreement.

Acceptable Borrowing Entities

Business Entity	Required Documentation
Domestic Corporation	Articles Of Incorporation & Bylaws
General Partnerships	Partnership Agreement executed by all partners Fictitious business name statement and proof of publication (if applicable) By Laws, Minutes and Operating Agreement
Limited Partnerships

Fully Executed partnership agreement executed by all all general and limited partners

LPl filed with Secretary of State (filed copy)

LP2 filed with Secretary of State (filed copy, if applicable, for amendments) Fictitious business name statement and proof of publication

By Laws, Minutes and Operating Agreement

Limited Liability Company	Articles of Organization Operating Agreement Or Corporate Resolutions (must designate ability to sign on behalf of LLC)
*All Entities must be in Good Standing at time of Loan Closing

Borrowing Entity/Principal Concentration of Outstanding Portfolio

We are building a competitive marketplace. We will use the Herfindahl-Hirschman Index to measure how competitive or concentrated the GF marketplace is at a given time. Market share will be weighted according to the borrower's total principal outstanding relative to the total principal outstanding for all Groundfloor loans.

In order to reduce risks in the GF portfolio resulting from various potential concentrations of loan volume, GF establishes the following limits as a percentage of lending capital: 15% to any one borrower, 25% in one geographic area.

The Risk Manager, VP of Customer Experience and Director of Lending Operations will manage portfolio administration and guidelines in conjunction with Loan Committee.

Approved Lending Markets

COUNT	ST	COUNT	ST
1	AL	13	NC
2	AZ	14	NH
3	co	15	NJ
4	DC	16	NV
5	FL	17	OH
6	GA	18	OR
7	IL	19	RI
8	MA	20	SC
9	MD	21	TN
10	Ml	22	TX
11	M N	23	UT
12	MO	24	VA
		25	WA

Third Party Origination (TPO's)

Loans originated by third parties (other real estate professionals) are acceptable. The third party originators must have a separate fee agreement signed by the borrowing entity prior to closing. The TPO can have their fee listed on the closing statement and dispersed by the settlement agent. The maximum a TPO can charge the borrower i s 4%. All TPO fees are IN ADDITION to the customary fees charged by GF. Please see "Borrower Fee Schedule" in loan policy for a list of GF fees.

TPO's maybe:

•	Realtors (providing they are not representing seller or buyer in the transaction)

•	Mortgage Brokers

•	Loan Brokers

•	Title Agents (provided they are not party to the transaction as title agent)

•	Attorneys (provided there is not an existing conflict of interest)

•	Any other party that may have the capacity and willingness to originate loans to GF and who can rightfully and lawfully be compensated.

Pricing and Grading Methodology

LOAN GRADING

Groundfloor's proprietary grading algorithm assigns one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan.

In general:

Each letter grade corresponds to the minimum fixed interest rate we will offer to a borrower, subject to applicable law, with respect to a particular Project and the corresponding Loan. At this time, the standard annual fixed interest rates for each letter grade are as follows:

The interest rates for a given letter grade represent the floor, or minimum amount, we will offer to a borrower with respect to a particular Loan,subject to applicable law. If permitted by law, we may agree with a borrower to increase the actual interest rate that will be paid for a particular Loan to make it more marketable and to help ensure that the Project receives funding. Under no circumstances will we decrease the interest rate charged for a Loan with a given letter grade unless otherwise required to do so by law. If a decrease is required by law, we may elect not to fund the Loan. If we do elect to proceed with the Loan at a lower interest rate, we will notify potential investors that the interest rate is lower than would typically be the case for a Loan of that quality.

The Grading Algorithm

Our Grading Algorithm involves application of a two-step proprietary mathematical formula. Generally, we assign a scale to each factor. The higher a Project rates with respect to a particular factor, the better the Loan scores. The higher the score, the lower the interest rate we will offer on the Loan. Representing a quantifiable assessment of the risk profile of a given Project, the Grading Algorithm helps us compare the relative risks of certain quantifiable characteristics across properties. We use the Grading Algorithm to determine a proposed base-line interest rate which reflects the given risk profile of a Project when it is underwritten. The lower the risk profile, the lower the interest rate we will agree to with respect to a particular Loan.

The Grading Algorithm factors in the following indicators that take into account (i) the valuation and strength of a particular Project and (ii) the experience and risk profile of the Developer:

Valuation and Strength of Project	Experience and Risk Profile of Developer
• the Loan to ARV Ratio of the Loan,	• the experience of the Principal as well as the borrowing entity,
• the quality of the Valuation Report provided to us (supporting the determination of the Loan to AR V Ratio),	• the Principal's commitment to real estate development,
• the nature of the security interest (first lien or second lien) we obtain for the Loan,and	• the amount of "skin-in-the-game" committed to the Project, and
• the credit quality of the Principal(s).
• the location of the Project.

As stated above, we calculate the Loan to ARV Ratio by dividing the total amount of debt on the Project (including the Loan from us and any additional debt on the Project) by the ARV (as determined by the Valuation Report). For instance, the Loan to ARV Ratio for a $100,000 loan would be 10% for a property with a $1 million ARV but it would be 50% for a $500,000 AR V.

Determination of Raw Score

First, we use a proprietary mathematical formula to rank the Projects on a scale of 0-100, resulting in a raw score for each Loan we propose to finance. We calculate the raw score utilizing a weighted scale that takes into account, to varying degrees, the factors that impact the valuation and strength of the Project (such as the quality of the Valuation Report and the location of the Project) as well as those that reflect the experience and risk profile of the Developer and its Principals. Each of the factors used to calculate the raw score are described in more detail below in order of their ranking based on weight, from highest weighted (most important) to lowest weighted (least important).

Quality of Valuation Report

As discussed in more detail below, the Loan to ARV Ratio represents a significant factor in determining the final letter grade for each loan. While the Offering Circular provides for various valuation sources, only Certified Independent Appraisals are acceptable for loan underwriting purposes. Accordingly, the maximum valuation score factor will be incorporated into the grading algorithm. The description below is provided for information purposes only.

We assess the quality of the Valuation Report we receive on a four-point scale as follows:

Type of Report - Score

(with description) Characteristics

Certified Independent Appraisal - 4

(This is an independent appraisal that is prepared by a certified appraiser. It is exclusively commissioned to evaluate the Project associated with the specific Application. It is recently prepared (within one month) and is delivered directly to us by the appraiser.)

Characteristics:

•	Highest quality.

•	Most expensive and time consuming to prepare.

•	Prepared by a licensed or certified appraiser.

Broker's Price Opinion - 3

(A BPO is a report that is prepared by a licensed realtor and/or a licensed appraiser .. The report generally compares the property to several similar properties in the local market and may make further adjustments based on a site visit or walk-through. It is exclusively commissioned to evaluate the Project associated with the specific Application. It is recently prepared (within two months) and is typically delivered directly to us by the realtor.

Characteristics

•	Good quality

•	Cheaper and faster to prepare

•	Prepared by a licensed realtor with local market knowledge.

Borrower Provided Appraisal - 2

(This is an appraisal that the Developer commissioned on the property at some point in the past six months prior to the Application date and has on hand. While the appraiser is still subject to the customary professional standards, the appraisal is not commissioned for purposes of our Loan and it may not be as recent, thus the valuation will be less current, and there may be greater risk that changes in the market could negatively impact the valuation.)

Characteristics

•	Good quality

•	Previously prepared

•	Prepared by a licensed or certified appraiser, but not commissioned by us.

Borrower Provided Comps - 1

(This is a collection of comparable property listings gathered and prepared by the Developer. The listing may be from a listing service website or they may be from a book of listing from various real estate agencies.) Lowest quality.

Characteristics:

•	No cost, easily prepared.

•	Data collected by Developer.

•	Highest Risk

"Skin-in-the-Game"

Real estate developers who have a significant amount of their own money tied up in a project, especially relative to the amount they are borrowing, are less likely to default. Thus, the more skin-in-the-game a borrower has in a Project relative to the amount they are borrowing, the lower the risk of the Project. We assess a borrower's skin-in-the-game on a 10-point scale. The higher the ratio of the borrower's skin-in-the-game to the total amount of debt on the Project, the higher the score and thus more points earned towards the raw score.

Location

The location of a Project can impact valuation. For residential properties, lower-risk Projects will be in zip codes representing strong real estate markets. We have adopted a proprietary formula for assessing the residential real estate market in a particular zip code. We use Zillow's Home Value Index as the data set for our analysis, which can be downloaded from the Zillow website. By obtaining the Home Value Index for a given zip code, we can compare that zip code to the average home value for the state in which that zip code is located. Zip code home values that are above the state's average home value represent stronger real estate markets and therefore less risk. We have assigned property locations to an eight-point scale, based on whether or not a given zip code's average home value is above or below the state's average home value (calculated for the most recent month for which data is available).

In awarding points for location, we compare the home values in the Project's zip code to home values for the Project's state by first calculating the state's home value mean (the average price of a home in the state) and standard deviation (this is a measure of dispersion computed as the square root of the summation of the squared difference of each zip code's average home value from the state's mean home value divided by the number of zip codes in the state) based on all available zip codes in the Project's state. The z-score (the difference in standard deviation units between the average price of a home in the Project's zip code and the average price in the Project's state) is then calculated for the Project's zip code. We assign points for the location of a particular Project based on the z-score for the Project's zip code, with higher scores being awarded for z-scores that are above a state's home value mean, and fewer points for z-scores that are below. Currently, we divide locations into the following eight categories (highest to lowest score):

Location - Score (with description)
Very High Value (z-score > +3) -8 (The Home Value Index for this zip code is significantly higher than the average home value for the state.)
High Value (z-score > +2. but < +3) - 7 (The Home Value Index for this zip code is much higher lhan lhe average home value for the state.)
Above Average Value (z-score > +l, but < +2) - 6 (The l lomc Value Index for this zip code is higher than the average home value for the state. This is generally a more desirable location.)
Average Value (z-score > +0, but < +1) - 5 (The l lome Value Index for this zip code is similar to or slightly above the average home value for the state. This is the typical home for the state.)
Below Average Value {z-score > -1, but < 0) - 4 (The l lome Value Index for this zip code is slightly below the average home value for the state.)
Low Value (z-score > -2, but < -1) - 3 (The Home Value Index for this zip code is below lhe average home value for lhe state.)
Very Low Value (z-score > -3. but < -2) - 2 (The l lome Value Index for this zip code is much lower than the average home value for the state.)
Lowest Value (z-score < -3) - 1 (The Home Value Index for this zip code is significantly lower than the average home value for the state.)

Developer Credit Quality

We rate each Loan based on the FICO credit score of the Principals. As entities, the Developers, which are the obligors under the Loan Documents, do not have FICO credit scores for us to consider in evaluating the Project. Although the Principal(s) are not personally liable for the Loan, we believe his or her FICO credit score is a relevant factor in understanding the individual practices regarding debt management of the persons who will ultimately be responsible for managing the Project and servicing the debt. Lower-risk Developers have good credit ratings (typically a FICO credit score above 700) from established credit rating agencies. The higher the FICO credit score, the more points towards the raw score. The minimum credit rating we will accept is a FICO credit score of 500. We may receive multiple credit scores when there is more than one Principal involved with a Developer. We will always use the lowest FICO credit score to rate any given Loan. We do not disclose any information about the FICO credit scores we collect in the course of our underwriting procedures due to privacy concerns.

DESCRIPTION	SCORE	RANK
PERFECT	760-780	100
GOOD	700-759	90
AVERAGE	650-699	75
FAIR	620-649	50
POOR	620	0

Experience

Sponsors with considerable, relevant experience are considered to be better credit risks than sponsors with limited experience. Each Project is scored on a five-point scale, based on the Developer's total years of experience, giving credit only for those years in which the Developer (or its Principal(s)) has had at least one successfully completed real estate project. A successfully completed real estate project is one that has been sold or refinanced. For example, if a borrower claims to have been involved with the real estate industry for three years, but can only document having successfully completed projects in two of those years, we will only credit the Developer with two years of experience for purposes of our Grading Algorithm. The Projects we give credit for must also be similar in type and scope to the Project being financed by the Company. If a developer only has experience with small renovations, it may not get experience credit if the Project being financed is a comprehensive rehabilitation or a substantial new construction project. However, if the developer has undertaken comprehensive rehabilitations, he will receive experience credit for a new construction project. The experience formulation decision is at the Underwriter's discretion.

Recognizing that some individuals move into real estate development after being involved long-term in other relevant industry activities in the real estate industry, we give credit for the following activities:

1)	Licensed general contractors will be credited with one year of experience for each year they have participated in two or more successfully completed projects of the type and scope under consideration,

2)	Wholesalers will be credited with one year of experience for each year they have successfully acquired and exited a project,

3)	Licensed real estate brokers and agents will not be credited with any experience for acquisition or sales activity.

All Principal experience must be documented on the Groundfloor Experience template and will be verified by the underwriter. The higher the score, the more points added towards the Project's raw score. The scores for experience are assigned as set forth in the table below, with the higher scores yielding more points added towards the Project's raw score:

YEARS OF EXPERIENCE	SCORE
>8	5
5-8	4
2-5	3
1-2	2
0-1	1

Commitment

Borrowers who are in the real estate development business on a full-time basis are also considered to be lower-risk. As such, we assign more points to those Projects where the Principals are working full-time, rather than pursuing real estate development on a part-time basis.

Rating Adjustments and Letter Grade

Once we have determined the raw score for a particular Loan, we conduct a rating adjustment based on the Loan to AR V Ratio and the quality of the security interest we will obtain in connection with the Loan. This adjustment yields the final letter grade, which reflects our assessment of the overall risk of the loan.

The Loan to ARV Ratio of the Project represents a significant factor in determining the final letter grade set through our Grading Algorithm. Lower- risk Projects will have a higher valuation (based on the Valuation Report provided to us by the Developer) than the amount of total debt on the Project. For low risk first lien Projects, the Developer's Loan to ARV Ratio will be more than 50%. Higher-risk first lien Projects have a Loan to ARV Ratio in excess of 70%.

We use a 10-point inverted scale to score Loan to ARV Ratio. A higher score means lower risk. Every Loan starts with 10 points and points are subtracted as the Loan to ARV Ratio increases. For example, a Loan with a 40% Loan to ARV Ratio will have 4 points subtracted and will be scored a 6. The following table sets forth the rating adjustments we will impose on the raw score, based on the loan to value score of loans that are secured by a first lien:

LOAN TO ARV (CORRESPONDING LOAN TO ARV RATIO) - FIRST TRUST LIEN

	10	9	8	7	6	5	4	3	2	I
Raw Score	(10%)	(20%)	(30%)	(40%)	(50%)	(60%)	(70%)	(80%)	(90%)	(100%)

90-100	A	A	A	A	A	A	B	C	C	C

80-89	A	A	A	A	B	B	C	D	D	D

70-79	A	A	A	B	C	C	D	E	E	E
60-69	A	B	B	c	D	D	E	F	F	F
50-59	B	C	C	D	E	E	F	G	G	G
40-49	C	D	D	E	F	F	G
>40	D	E	E	F	G	G

Underwriting Requirements

Automatic Disqualification

Applications are automatically disqualified if:

•	the Project is owner occupied (i.e. is not a commercial loan)

•	any of the following are true of either the Developer or any of its Principals, within the past 12 months of the Application date:

o	bankruptcy

o	adverse legal judgment imposed against any property under his/her/its control,

o	has any property currently in foreclosure, subject to a foreclosure proceeding or foreclosed upon, or has had a lien that is in the process of being,or has been, acted upon in a court or other governmental agency;

•	the borrowing entity is not a U.S. domiciled entity, organized in one of the 50 states

•	any Principal of the Developer is not domiciled and resident in the U.S.

•	any Principal of the Developer is younger than 18 years of age

•	any Principal of the Developer has been convicted of a felony involving fraud, deceit or dishonesty within five years of the date of the Application, including, without limitation:

o	racketeering, forgery, embezzlement, obtaining money under false pretenses, larceny, or Conspiracy to defraud;

•	any Principal of the Developer has a FICO credit score of less than 640

Credit Criteria

ANY PRINCIPAL OF THE DEVELOPER

A three-bureau in-file credit report obtained by GF is required for any sponsor of the applicant entity who has a greater than 33% ownership stake. The report must be less than thirty (90) days old at underwriting and no older than sixty (120) days prior to the date the loan closes. Appropriate authorization from the borrower is required prior to obtaining credit. The credit score must be based on a product that scores each consumer's credit history using the Fair Isaac model (trade names for acceptable products include the Experian 'Fair Isaac Credit Score' (FICO), TransUnion 'Empirica Score' and Equifax 'Beacon Score').

The credit report must include all of the following:

•	All discovered credit and legal information that is not considered obsolete under the Fair Credit Reporting Act;

•	All available public records information, with the sources of the public records information identified, and disclosure as to whether any judgments, foreclosures, tax liens, or bankruptcies were discovered; and

•	The full name, address, and telephone number of the credit reporting agency, as well as the names of the national repositories that the agency used to provide information.

•	For each debt listed, the report must provide the creditor's name, date the account was opened, amount of the highest credit, current status of the account, required payment amount, unpaid balance, payment history, date the account was last updated with the creditor all inquiries that were made in the previous one hundred twenty (120) days.

•	The credit report must have page numbers or have a beginning and ending statement signifying completeness.

•	Each credit report must utilize three credit reporting bureaus and credit scores provided by Equifax, Experian or TransUnion.

Personal Guarantees (Recourse)

All loans that may be sold to an institutional partner will require a Personal Guaranty from any Sponsor who holds at least a 33% interest in the project.

Appraisal Requirements

GROUNDFLOOR ordered appraisals must be completed within 90 days of the loan closing.

The appraiser must be appropriately licensed or certified for the state in which the property is located and comply with the competency rules of Uniform Standards of Professional Appraisal Practice (USPAP).

The appraisal must contain a complete original summary appraisal report on each property. Each appraisal must conform to the USPAP adopted by the Appraisal Standards Board of the Appraisal Foundation. The appraisal must be in computerized and include an original or digital signature from the licensed appraiser. The appraiser must explain any inconsistencies or discrepancies noted in the appraisal report. The appraisal must build to a logical conclusion of value.

The a ppraiser must give the property:

1.	An "As is" value

2.	An "After Repair Value"

The appraiser should find at least one like property that has been renovated and sold to be used as a comparable. The appraiser must have a scope of work including a line item budget estimate from the borrower or contractor prior to the site visit.

GROUNDFLOOR Valuation (GV)

The underwriter will ultimately determine the "As Is" value and ARV (individually and collectively, the GV) to be used for underwriting and loan rating purposes. The GV will be reconciled from at least three value indications: certified appraisal, Redbell AVM and Total View AVM. The underwriter may also utilize other information sources and valuation methodologies including, but not limited to, the following:

•	Data accumulated from RealtyTrac, Property Shark and Zillow including tax values, sales comparables, market supply data, crime statistics data, DOM Data, environmental data and online photographs.

•	Any other additional information from any trusted reporting I information source such as: MLS, Blacknight, Clear Capital, House Canary, HomeFacts, Trulia, Homes.com.

•	Rental comp and income approach to value.

Cross Collateralization

In addition to the subject property as collateral,the borrower may add additional collateral to improve loan to value metrics. The borrower may add up to three additional properties to build a total collateral value. Each additional property must be owned free and clear. The senior lien secured by GF must be in first position across the collateralized position.

In general, partial releases are not allowed; the loan must be repaid in full in order for Groundfloor to release its lien. Release of cross-collateralized properties may occur if Groundfloor, in its sole and absolute discretion, determines that 1) renovation of the subject property has been completed, 2) the primary property is listed on the multiple listing service, and3) the resulting LARV does not reduce the loan's original letter rating.

If Groundfloor consents to a partial release to facilitate the sale of additional collateral, at least 85% of the net proceeds of the sale must be applied as a curtailment to GRoundfloor's loan. If proceeds are such that the entire GF loan obligation is repaid, all liens across the collateral package will be released.

Eligible properties to be cross-collateralized:

•	SFR, condo, town/row homes

•	2-4 Unit Properties

•	Multi-Family properties (5 units or greater)

•	Office

•	Retail

•	Industrial

•	Land

•	Warehouse

Determining the value of Cross-Collateralized properties:

The most recent tax assessment will be the primary determinant in assessing the value of cross-collateralized properties. A second factor used in determining the value of a cross collateralized property is the marketability of the property. If the marketability as determined by GF exceeds 12 months then the property cannot be used. Notwithstanding the above, Groundfloor, in its sole and absolute discretion, may require an appraisal or BPO for any property offered as additional collateral.

Term Sheet

Click here for current version of term sheet. The term sheet is executed online when the loan applicant completes and submits the loan application.

Underwriting Documentation

The following list details the documents required to be provided by the borrower prior to underwriting approval. These documents will be submitted and uploaded in Active Administration, Salesforce or Dropbox, as appropriate.

Required Borrower Documents

•	Completed and Submitted Online Loan Application

•	Scope of Work I Line Item Budget (Groundfloor template)

•	Purchase contract

•	Payoff Statement (if refi))

•	Driver's License

•	Corporate Docs

•	Experience Spreadsheet (Groundfloor template)

•	For monthly payment loans and loans sold to institutional investors, 90-days of bank statements for all principals with at least a 33% interest in the borrower as well as the borrower (if available)

GF or Third Party prepared underwriting l oan documents

•	Lending Officer Executive Summary

•	Underwriter's deal analysis

•	Appraisal

•	TotalView (or similar title report)

•	Redbell AVE and CMA report, if necessary

•	Flood Certification

•	BlockScore

Underwriting Protocol

The underwriter completes the following steps to reach a loan decision:

•	Review Loan Application in Active Admin

•	Pull and Review LexisNexis Person Report

•	Pull and Review LexisNexis Identity Report

•	Pull and Review Tri-Merge Credit Report

•	Review the following supporting loan documents:

o	Loan Officer Summary

o	Purchase Contract

o	Scope of Work I Line Item Budget

o	Valuation Information Provided

o	Corporate Docs

o	Experience Detailed in Spreadsheet

•	Complete Underwriter Deal Analysis

•	Pull and Complete Redbell Analysis

•	Determine GV

•	Prepare List of Closing Conditions

•	Issue Conditional Loan Approval

•	Order Third Party reports as warranted

•	Review I received third party reports

•	Present Loan to Risk Manager for Sign Off

•	Go to Closing process

Closing

Coordinating the loan closing is the responsibility of the Director of Lending Operations.

Other members of the Lending Operations team that can coordinate closing, including the ordering of title documents are the Lending Operations Manager and the EVP.

Third parties play an integral role in the preparation and coordination of closing. Third party costs relating to closing will be passed through to the borrower. Third parties will be conducting the following services:

•	Title Binder Review

•	Security Deed I Mortgage preparation

•	Doc Preparation

•	Chain of Title review

Title Insurance

GF requires an ALTA 2006 standard form title policy or equivalent if not offered or prevalent in any state. GF will review the preliminary title report on the subject property and require the payoff of any judgments, tax liens and other material financial encumbrances prior to the closing of the loan. GF requires the Title Insurance Underwriter to have a rating that meets one of the following: Standard and Poor's Inc. - BBB or better or Moody's Investors Service - Baa2 or better. GF will request an ALTA 2006 standard form title policy. To the extent there are construction draws associated with the loans, GF will require confirmation of extended title coverage across such draw amounts prior to the release of proceeds. Preliminary title report shall include 24 months chain of title and property tax payment history. Loans with concurrent escrows closing on the same property (i.e., double escrow transactions) are permissible. For condo and attached PUD properties, title or the escrow company shall be instructed to pay to date all liens and assessments due the homeowners association for the unit being financed by GF'S loan.

Documents Required for GF Closing

•	Title binder

•	Closing Protection Letter (CPL)

•	Approved Final HUD

•	Flood Cert

•	Tax Cert

•	Loan Agreement

o	Assignment of Rents Rider

o	Occupancy Statement Rider

o	Balloon Rider

o	Any loan closing disclosures unique to state/domicile

o	Draw Schedule (signed by borrower)

•	Promissory Note

•	Builders Risk or Hazard Insurance

The Title Binder and Closing Protection Letter must include the GF loan ID. Documents Filed Post Closing

Mortgagee Clause and Loss Payee Clause

The following clause must be included in the: Closing Protection Letter

Title Commitment

Hazard or Builders Risk Policy

Groundfloor Finance, Inc

ISAOA, ATIMA

75 STH ST NW #2170

ATLANTA, GA 30308

When possible the Loan ID should be evidenced on the closing and insurance documents.

Insurance Requirements

Contractors must carry builder's risk, whether or not they are the borrower. How cen we better enforce this? Because it's a critical element

Hazard insurance policy will cover an amount no less than the loan amount or appraised value (whichever is greater). Additional liability insurance in the amount $1,000,000 per occurrence I $2,000,000 aggregate is required. The hazard insurance policy must be written by a carrier that meets at least one of the following requirements:

A.M.	Best Company, Inc.:

•	a "B" or better Financial Strength Rating in Best's Insurance Reports

•	or an "A" or better Financial Strength Rating and a Financial Size Category of "VIII" or greater in Best's Insurance Reports Non-US Edition

Demotech, Inc.:

•	an "A" or better rating in Demotech's Hazard Insurance Financial Stability Ratings Standard and Poor's:

•	a "BBB" or better Insurer Financial Strength Rating in the Standard and Poor's Ratings Direct Insurance Service

Closing Instructions I Request for Title

The following closing instructions and request for title must be used every time a title binder request is made. No loan can close without the express acceptance of the following closing instructions by the settlement agent.

Borrower Fee Schedule

Name	Cost	Collected @
**Application Fee	$199.00	Application Submission
**Origination Fee	See Current Pricing addendum	Real Estate Settlement
**Servicing Fee	Case by case	Loan Payoff
**Underwriting Fee	$750	Real Estate Settlement
Doc Prep	$60	Real Estate Settlement
Flood Cert	$20	Real Estate Settlement
Wire Fee	$35	Real Estate Settlement
Tax Cetr	$45	Real Estate Settlement

1.	Any remaining balance of the $199.00 collected at loan application not used for due diligence will be credited to borrower at closing.

2.	The "Title Binder Review Fee" and "Doc Prep Fee" may be third party costs and identified as so on the closing statement.

3.	The list may differ on a loan by loan basis

4.	**Indicates the fee will always be charged

Loan Servicing

After a renovation loan is committed and closed, the administration of loan disbursements and the monitoring of construction progress are top priorities. The fundamental objectives are as follows:

Physical

1.	Ensure that construction is proceeding on schedule relative to the term of the loan and the completion date referenced in the scope of work I budget. Monthly inspections may be required regardless of whether or not a draw application has been made.

2.	Ensure that construction workmanship and progress is in balance with any funds requested by a draw application. Trained professional inspectors will be used that produce detailed inspection reports to verify that draw application requests are supported by the improvements made and in place.

3.	Ensure conformity with the approved building plans and specifications if a collateral appraisal was based on.

Financial

1.	Ensure that the construction loan remains in balance at all times. The undisbursed portion of the construction loan (LIP) remains adequate to complete the improvements. If there are Borrower contributions outside the loan amount, these funds will be held by Lender in the LIP account and will be disbursed first prior to funds from the loan being disbursed for construction progress draw requests. Lender will use the necessary forms to track the budget and the disbursements and provide Loan in Process (LIP) account summaries.

2.	Ensure that disbursements are made only for work already performed and in place, (and for on-site stored materials not yet in place, if permitted), and only in amounts equal to the value of such work and materials. Renovation loans will be dispersed utilizing the line item completion method as verified by the progress inspection report, invoices, and conditional lien waivers. Deposits for materials or components will be considered on a case by case basis and must be supported by supplier bids, estimates or invoices. Construction Contract deposits to a Builder or General Contractor from the borrower will not exceed 10% of the Construction Contract and will be netted out of the Builders first draw application. Builder profit and overhead will not be advanced prior to work completion and when it is advanced from the loan only commensurate with the per cent of work completed.

Legal

1.	Ensure the continued priority of the lien of the construction loan Security Instrument or Deed of Trust by obtaining unconditional or conditional progressive and final payment lien waivers from the General Contractor. In addition we will reserve the right to request lien waivers from the General Contractors subcontractors and direct suppliers if needed. Additionally, Title Insurance endorsements- Bring-to dates, Bringdowns, (or equivalent) will be requested periodically during the course of construction.

2.	Ensure continued compliance the draw schedule, scope of work or CLA and other documents, and to provide promptly for the cure of defaults, or if necessary to commence enforcement of the Security Instrument.

3.	Ensure continued compliance with other agreements of the Borrower and the Lender, e.g. permanent loan commitment, construction contracts, building permits, etc.

Payoff and Payoff Request Letters

Loan Payoff Policy

Upon receipt of a request for a loan payoff quote from a Borrower or Title agent, Groundfloor will calculate the loan payoff according to the calculation guidelines outlined below.

Interest payment is calculated at the time of payoff at 1/365th of the annual rate times the number of active days on the principal amount of the loan. The number of active days is calculated as the number of days between the closing date (effective loan date) and the payoff date, including 1day for the payoff date.

Extensions/Default: Any Loans for which a payment extension was granted are subject to any specific extension terms set forth in the Loan Agreement signed by the Borrower at closing. The total loan amount is calculated as the principal loan amount plus the interest accrued plus Groundfloor's servicing fee of 1.5% of the principal loan amount less any LIP retained by Groundfloor.

All loan payoff quotes must be sent in a pre-formatted payoff letter form, and whenever possible, payoff quotes should be sent to the Title Agent closing the transaction. The payoff letter should include the following information:

•	Identifying information for loan

o	Loan ID, Property Address, Borrowing Entity, Principal Name

•	Payoff quote date and per diem interest due past quote date

•	Calculation Details

o	Table including: principal loan amount, interest rate, active days, service fee, LIP retained, total payoff amount

o	Include default or extension interest calculation details if applicable

•	Groundfloor employee name and contact information

•	Wiring instructions

Example template: Groundfloor Payoff Letter 2016

To be added:

NOTES::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::::

To be Added:

Post Closing Audit

Borrower Correspondence

EXHIBIT C

[RESERVED]

EXHIBIT D

FORM OF NOTICE OF BORROWING

___________, 201___

To:	ACM Alamosa DA LLC	ACM Alamosa DA LLC
	1601 Elm Street, Floor 33	780 Third Avenue, 27th Floor
	Dallas, Texas 75201	New York, New York 10017
	Attention: Noah Martin	Attention: Sachin Sarnobat

FOR LENDER USE ONLY: Revolving Loan #: _________________________

Dear Sir:

Reference is made to the Amended and Restated Credit Agreement dated as of April 4, 2018 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between GROUNDFLOOR HOLDINGS GA LLC, a Georgia limited liability company (“Borrower”) and ACM ALAMOSA DA LLC (“Lender”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Borrowing, and Borrower hereby requests a Revolving Loan under the Credit Agreement, and in connection therewith, specifies the following information with respect to the borrowing requested hereby:

1.             Principal amount of the Revolving Loan: _______________________

2.             Borrowing Date (which is a Business Day): ______________________

3.             Location and number of Borrower account to which proceeds of Revolving Loan are to be disbursed: ___________________

4.             Name of Underlying Obligor on the Underlying Loan being funded with such Revolving Loan:_____________________

The undersigned Responsible Officer of Borrower hereby certifies, represents and warrants on behalf of the Loan Parties as follows:

a.             The undersigned is a duly authorized Responsible Officer of Borrower and, as such, is authorized to execute this Notice of Borrowing on behalf of Borrower.

b.             As of the date hereof and the Borrowing Date, each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality is true and correct in all respects, and (ii) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date.

c.             No Default, Event of Default or Regulatory Trigger Event exists on or as of the date hereof and no Default, Event of Default or Regulatory Trigger Event shall result from the borrowing of Revolving Loan requested hereby.

d.             Since December 31, 2015, no event or circumstance has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

e.             After giving effect to the requested Revolving Loan, Borrower, individually, and Parent and its Subsidiaries, taken as a whole, shall be Solvent.

f.             Attached hereto as Exhibit A are true and correct copies of the fully-executed agreements between Borrower and the Underlying Obligors governing, evidencing, guarantying or security the Underlying Loan being funded with the requested Revolving Loan.

g.             All conditions precedent specified in Section 4.2 of the Credit Agreement applicable to the borrowing of the Revolving Loan requested hereby have been satisfied.

Very truly yours,

GROUNDFLOOR HOLDINGS GA LLC

By:
Name:
Title:

EXHIBIT A

TO NOTICE OF BORROWING

[Underlying Loan Documentation]

[Exhibit to Notice of Revolving Borrowing]

EXHIBIT E

FORM OF PAYMENT NOTICE

__________, 201___

To:	ACM Alamosa DA LLC	ACM Alamosa DA LLC
	1601 Elm Street, Floor 33	780 Third Avenue, 27th Floor
	Dallas, Texas 75201	New York, New York 10017
	Attention: Noah Martin	Attention: Sachin Sarnobat

Re:          Payment Notice # ___________________1

FOR LENDER USE ONLY: Revolving Loan #: ____________________

Dear Sir:

Reference is made to the Credit Agreement dated as of April 4, 2018 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between GROUNDFLOOR HOLDINGS GA LLC, a Georgia limited liability company (“Borrower”) and ACM ALAMOSA DA LLC (“Lender”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Payment Notice, and Borrower hereby notified Lender that it intends to make a payment with respect to a particular Revolving Loan pursuant to Section 2.6 of the Credit Agreement, and specifies the following information with respect to such payment:

Date of Payment:		[2]

Underlying Obligor on the Underlying Loan corresponding to such Revolving Loan:		[3]

Principal amount of Payment:	$

Accrued and unpaid interest and fees as of payment date:	$

TOTAL AMOUNT OF SUCH PAYMENT:	$

This Payment Notice shall be irrevocable and binding on Borrower unless Borrower notifies Lender in writing of its revocation on or before the payment date indicated above.

1 Payment Notice # is the date of the Payment Notice, followed by a number differentiating multiple Payment Notices dated as of the same day (e.g., if three (3) Payment Notices are dated December 11, 2016, the Payment Notice #s for these Payment Notices shall be 121116-1, 121116-2 and 121116-3, respectively; if only one (1) Payment Notice is dated December 11, 2016, the Payment Notice # therefor should be 121116-1). Payments made to Lender must contain a reference to the Payment Notice # corresponding to such payment.

2 Specify date of such prepayment; may be on or after the date of the Payment Notice

3 Name of Underlying Obligor should match the name provided on the Notice of Borrowing corresponding to the Revolving Loan being repaid.

Very truly yours,

GROUNDFLOOR HOLDINGS GA LLC

By:
Name:
Title:

EXHIBIT F

FORM OF REVOLVING LOAN TO AFTER REPAIRED VALUE

CERTIFICATE

[use company letterhead]

To:	ACM Alamosa DA LLC	ACM Alamosa DA LLC
	1601 Elm Street, Floor 33	780 Third Avenue, 27th Floor
	Dallas, Texas 75201	New York, New York 10017
	Attention: Noah Martin	Attention: Sachin Sarnobat

Re:         Groundfloor Holdings GA LLC – Revolving Loan to After Repaired Value Certificate dated_________, 20___

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of April 4, 2018 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among GROUNDFLOOR HOLDINGS GA LLC, a Georgia limited liability company (“Borrower”) and ACM ALAMOSA DA LLC (“Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to Section 5.10(b) of the Credit Agreement, the undersigned officer, in his/her capacity as a Responsible Officer of Borrower, hereby certifies that, as of the date hereof:

1.	Total Credit Exposure 4	$

2.	Outstanding Principal Amount of Underlying Loans other than Non-Compliant Underlying Loans 5	$

3.	Revolving Loan to After Repaired Value Ratio (Line #1 divided by Line #2, expressed as a percentage)%

4.	Maximum Revolving Loan to After Repaired Value Ratio		70%

5.	In compliance?		Yes/No

[Signature page follows.]

4 Defined as the aggregate principal amount of all outstanding Revolving Loans.

5 Calculated after giving effect to any completed Underlying Loan Repair Actions.

IN WITNESS WHEREOF, this Revolving Loan to After Repair Value Certificate is executed by the undersigned this_______day of_______, 20_____.

GROUNDFLOOR HOLDINGS GA LLC

By:
Name:
Title: